                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-107806
                                               Registration Number 333-107806-01
PROSPECTUS

NABORS INDUSTRIES, INC.                                   NABORS INDUSTRIES LTD.

                                  $700,000,000
                 ZERO COUPON SENIOR EXCHANGEABLE NOTES DUE 2023
                      GUARANTEED BY NABORS INDUSTRIES LTD.
                               ------------------
    COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
               ISSUABLE UPON EXCHANGE OR REPURCHASE OF THE NOTES
                               ------------------
                      GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus relates to $700,000,000 aggregate principal amount of Zero Coupon Senior Exchangeable Notes Due 2023 (which we refer to as the notes in this prospectus) of Nabors Industries, Inc. (which we refer to as Nabors Delaware in this prospectus) and the common shares of our parent company, Nabors Industries Ltd. (which we refer to as Nabors in this prospectus) issuable upon exchange or repurchase of such notes. In particular, this prospectus covers:

     - Resales from time to time by the selling securityholders of the notes held by such selling securityholders. The notes may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

     and

     - The issuance by Nabors to holders of the notes of 9,985,710 common shares of Nabors upon the exchange of the notes by us, plus an additional indeterminate number of common shares as may become issuable upon:

      - exchange of the notes by reason of adjustment of the exchange price as described in this prospectus; or

      - repurchase of the notes at the option of the holder if we elect to pay the purchase price in respect of the notes to be repurchased in common shares of Nabors at a price determined by a formula described in this prospectus. See "Description of Notes -- Repurchase of Notes at the Option of the Holder."

     We originally issued the notes in a private placement on June 10, 2003.

     When this prospectus is used by selling securityholders to offer the notes, the selling securityholders may sell all or a portion of the notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling securityholders will receive all proceeds from the sale of the notes being registered in the registration statement of which this prospectus is a part. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 47.

     When this prospectus is used by Nabors to issue its common shares to holders of the notes upon the exchange or repurchase of the notes by us, neither we nor Nabors will receive any proceeds.

     The notes are exchangeable prior to maturity into Nabors' common shares at an initial exchange rate of 14.2653 shares per $1,000 principal amount of notes surrendered, subject to adjustment. The notes will not bear interest, will not accrete and will have a zero yield to maturity. The notes will mature on June 15, 2023, unless earlier exchanged, redeemed or repurchased.

     We may redeem some or all of the notes at any time on or after June 15, 2008. In addition, the holders may require us to repurchase the notes on June 15, 2008, June 15, 2013 and June 15, 2018 or upon a fundamental change.

     The notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. In addition, the notes are fully and unconditionally guaranteed by Nabors. The guarantee is unsecured and ranks equally with all of Nabors' other unsecured and unsubordinated indebtedness from time to time outstanding.

     Nabors' common shares are listed on the American Stock Exchange under the symbol "NBR." On August 20, 2003, the last sale price of Nabors' common shares on the American Stock Exchange was $39.50 per share. The notes are not listed on any national securities exchange or on Nasdaq. However, the notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the PORTAL Market.
     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 21, 2003.

     IN MAKING YOUR INVESTMENT DECISION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR NABORS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. NABORS DELAWARE'S AND NABORS' BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE ON THE COVER OF THIS PROSPECTUS.

     As used in this prospectus, references to "Nabors Delaware," "Company," "we," "our" and "us" refer to Nabors Industries, Inc. and references to "Nabors" refer to Nabors Industries Ltd., except where the context otherwise requires or as otherwise indicated.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
Special Note Regarding Forward-Looking Statements...........   13
Ratio of Earnings to Fixed Charges..........................   14
Use of Proceeds.............................................   14
Description of Notes........................................   14
Description of Nabors' Share Capital........................   32
Price Range of Common Shares................................   34
Dividend Policy.............................................   35
Certain Material United States Federal Tax Considerations...   35
Selling Securityholders.....................................   43
Plan of Distribution........................................   47
Legal Matters...............................................   49
Independent Accountants.....................................   49
Where You Can Find More Information.........................   49
Incorporation by Reference..................................   50

                                    SUMMARY

                            NABORS INDUSTRIES, INC.

     We are a Delaware holding company and an indirect, wholly-owned subsidiary of Nabors. Prior to the corporate reorganization that was completed on June 24, 2002, Nabors Delaware was a publicly-traded corporation. Nabors Delaware was incorporated in Delaware on May 3, 1978. Our principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067 and our telephone number at that address is (281) 874-0035.

                             NABORS INDUSTRIES LTD.

     Nabors became the publicly traded parent company of the Nabors group of companies, effective June 24, 2002, pursuant to a corporate reorganization. Nabors' common shares are traded on the American Stock Exchange under the symbol "NBR."

     Nabors, together with its subsidiaries, is the largest land drilling contractor in the world, with almost 600 land drilling rigs. Nabors conducts oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East and Africa. Nabors is also one of the largest land well-servicing and workover contractors in the United States and Canada. Nabors owns approximately 750 land workover and well-servicing rigs in the United States, and approximately 200 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs and owns 43 platform, 16 jack-up and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. Nabors has a 50% ownership interest in a joint venture in Saudi Arabia, which owns 17 rigs.

     To further supplement and complement its primary business, Nabors offers a wide range of ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services. Nabors' land transportation and hauling fleet includes approximately 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. Nabors maintains approximately 290 fluid hauling trucks, approximately 700 fluid storage tanks, eight salt water disposal wells and other auxiliary equipment used in domestic drilling, workover and well-servicing operations. In addition, Nabors owns a fleet of 30 marine transportation and support vessels, primarily in the Gulf of Mexico, which provide transportation of drilling materials, supplies and crews for offshore operations. Nabors manufactures and leases or sells top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, and rig reporting software.

                             CORPORATE INFORMATION

     Nabors was formed as a Bermuda exempt company on December 11, 2001. Through predecessors and acquired entities, Nabors has been continuously operating in the drilling sector since the early 1900s. Nabors' principal executive offices are located at 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados and its telephone number at that address is (246) 421-9471.

                                  THE OFFERING

     This prospectus covers resales of $700,000,000 aggregate principal amount of the notes. Nabors may also use this prospectus to issue 9,985,710 common shares of Nabors issuable upon exchange of the notes by us plus an additional indeterminate number of shares as may become issuable upon exchange or repurchase of notes by us by reason of adjustment of the exchange price or computation of the purchase price as described in "Description of the Notes -- Repurchase of Notes at the Option of the Holder."

     We issued and sold $700,000,000 aggregate principal amount of the notes on June 10, 2003, in a private offering to Citigroup Global Markets Inc. (which we refer to as the initial purchaser in this prospectus).

     We have been advised by the initial purchaser that the notes were resold in transactions which were exempt from the registration requirements of the Securities Act of 1933, as amended (which we refer to as the Securities Act in this prospectus) to persons reasonably believed by the initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) or to non-"U.S. Persons" (as defined in Regulation S under the Securities
Act).

     The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities Offered............   $700,000,000 aggregate principal amount of Zero
                                 Coupon Senior Exchangeable Notes Due 2023 of
                                 Nabors Delaware.

Interest......................   Interest on the notes is zero unless we are
                                 obligated to pay contingent interest or
                                 additional amounts on the notes under the circumstances described in this prospectus. The notes will not accrete. See "Description of Notes -- Contingent Interest" and "Registration
                                 Rights of Noteholders."

Maturity Date.................   June 15, 2023.

Guarantee.....................   Nabors has fully and unconditionally guaranteed
                                 the due and punctual payment of the principal and contingent interest, if any, on the notes, and any other of our obligations under the notes when and as they come due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if we are unable to satisfy these obligations. The guarantee provides that, in the event of default on the notes, the holders of the notes may institute legal proceedings directly against Nabors to enforce the guarantee without first proceeding against us. See "Description of Notes --
                                 Guarantee."

Ranking.......................   The notes:

                                 - are unsecured;

                                 - are effectively junior in right of payment to
                                   any of our future secured debt;

                                 - rank equally in right of payment with any of
                                   our existing and future unsubordinated debt;
                                   and

                                 - are senior in right of payment to any of our
                                   future senior subordinated or subordinated debt.

Contingent Interest...........   We will make payments of interest, referred to
                                 in this prospectus as "contingent interest," during any six month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of the notes for each day of the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect of any six-month period will be equal to 0.185% of the principal amount of a note. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period. For more information about contingent interest, see
                                 "Description of Notes -- Contingent Interest."

Exchange Rate.................   For each $1,000 principal amount of notes
                                 surrendered for exchange you will receive
                                 14.2653 shares of common shares of our parent company, Nabors. This represents an initial exchange price of $70.10 per Nabors' common share.

Exchange Rights...............   You may exchange your notes into common shares
                                 of our parent company, Nabors, prior to the close of business on the final maturing date of the notes only under any of the following circumstances:

                                 - after the quarter ending September 30, 2003,
                                   if the price of Nabors' common shares
                                   issuable upon exchange reaches specified thresholds described in this prospectus;

                                 - at any time, subject to certain exceptions,
                                   during the five business-day period after any ten consecutive trading-day period in which the trading price per note for each day of the ten trading-day period was less than 95% of the product of the closing sale price of Nabors' common shares and the exchange rate of such note; provided, however, you may not exchange your notes if the average closing sale price of Nabors' common shares for such ten consecutive trading-day period was between the then current exchange price on the notes and 120% thereof until June 15, 2008, and 110% thereafter, of the then current exchange price on the notes;

                                 - if we call the notes for redemption; or

                                 - upon the occurrence of specified corporate
                                   transactions described under "Description of
                                   Notes -- Exchange of Notes -- Exchange Upon
                                   Specified Corporate Transactions."

                                 In lieu of delivering Nabors' common shares upon exchange of any notes, we may elect to pay you cash for all or a portion of your notes in an amount equal to the average of the last reported sales prices of Nabors' common shares for the five trading days beginning on the first trading day after the date on which we notify you of such election, multiplied by the applicable exchange rate.

                                 As described in this prospectus, the exchange rate may be adjusted upon the occurrence of certain events, but it will not be adjusted for accrued and unpaid contingent interest or additional amounts. Generally, you will not receive any cash payment representing accrued and unpaid contingent interest upon exchange of the notes. Instead, contingent interest, if any, will be deemed cancelled, extinguished and forfeited upon exchange. Notes called for redemption may be surrendered for exchange prior to the close of business on the business day immediately preceding the redemption date.

Sinking Fund..................   None.

Optional Redemption...........   We may not redeem the notes prior to June 15,
                                 2008. On or after June 15, 2008, we may redeem some or all of the notes for a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid contingent interest, if any, and additional amounts owed, if any, to such redemption date.

Repurchase of Notes by Us at
the Option of the Holder......   You have the right to require us to purchase
                                 all or any portion of your notes on June 15, 2008, June 15, 2013 and June 15, 2018. In each case, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid contingent interest, if any, and additional amounts owed, if any, to such purchase date. We may elect to pay the purchase price in cash or Nabors' common shares or any combination thereof based on the average closing price for Nabors' common shares for the five trading-day period ending on the third business day prior to the purchase date. See "Description of Notes -- Repurchase of Notes by Us at the Option of the Holder."

Fundamental Change............   If Nabors undergoes a Fundamental Change (as
                                 defined under "Description of
                                 Notes -- Repurchase at the Option of the Holder
                                 Upon a Fundamental Change") prior to maturity, you will have the right, at your option, to require us to purchase any or all of your notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid contingent interest, if any, and additional amounts owed, if any, to the Fundamental Change purchase date. See
                                 "Description of Notes -- Repurchase at the
                                 Option of the Holder Upon a Fundamental
                                 Change."

Registration Rights...........   We and Nabors have agreed to file a shelf
                                 registration statement under the Securities Act of 1933 relating to the notes and the common shares issuable upon exchange or repurchase thereof. If the registration statement is not filed or has not become effective within the time periods set forth in this prospectus or fails to continue to be effective under certain circumstances, we and Nabors will be required to pay additional amounts to holders of the notes and holders of the common shares issued upon exchange or repurchase thereof. See
                                 "Description of Notes -- Registration Rights of
                                 Noteholders."

Use of Proceeds...............   Neither we nor Nabors will receive any of the
                                 proceeds from the sale by any selling
                                 securityholder of the notes. Neither we nor Nabors will receive any proceeds when Nabors issues common shares to holders of notes upon an exchange by us of such notes for common shares or upon a repurchase by us of such notes with Nabors' common shares.

Trustee, Paying Agent and
Exchange Agent................   Bank One, N.A.

Risk Factors..................   You should consider carefully all of the
                                 information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" beginning on page 6, before deciding whether to invest in the notes.

U.S. Federal Income Tax
Considerations................   We and each holder agreed in the indenture to
                                 treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of notes, you agreed to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, 5.53%, compounded semi-annually, even though the notes will have zero yield to maturity unless we become obligated to pay contingent interest or additional amounts. You will recognize taxable income in each year even though you may not receive any cash interest payments in that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or redemption of the notes. In the case of an exchange, this gain will be measured by the fair market value of the stock received. A summary of the United States federal income tax consequences of ownership of the notes and Nabors' common shares is described in this prospectus under the heading "Certain Material
                                 United States Federal Income Tax
                                 Considerations."

                                 Holders of the notes should consult their tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes and Nabors' common shares.

Governing Law.................   The indenture and the notes are governed by,
                                 and construed in accordance with, the laws of the State of New York.

Book-Entry Form...............   The notes were issued in book-entry form and
                                 are represented by permanent global
                                 certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.
                                 Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading.......................   The notes are not listed on any securities
                                 exchange or included in any automated quotation system. The notes are eligible for trading in the PORTAL Market; however, no assurance can be given as to the liquidity of or trading market for the notes. The common shares of Nabors are listed on the American Stock Exchange under the symbol "NBR."

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us or Nabors. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     The business, financial condition or results of operations of Nabors or us could be materially adversely affected by any of these risks. The trading price of the notes and Nabors' common shares could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our and Nabors' actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us and Nabors described below and elsewhere in this prospectus.

RISKS RELATED TO OUR COMPANY'S AND NABORS' BUSINESSES

  FLUCTUATIONS IN OIL AND GAS PRICES COULD ADVERSELY AFFECT DRILLING ACTIVITY AND OUR AND NABORS' REVENUES, CASH FLOWS AND PROFITABILITY.

     The Company's and Nabors' operations are materially dependent upon the level of activity in oil and gas exploration and production. Both short-term and long-term trends in oil and gas prices affect the level of such activity. Oil and gas prices and, therefore, the level of drilling, exploration and production activity can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, may affect both the demand for, and the supply of, oil and gas. Weather conditions, governmental regulation (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity, and other factors beyond our and Nabors' control may also affect the supply of and demand for oil and gas. Fluctuations during the last few years in the demand and supply of oil and gas have contributed to, and are likely to continue to contribute to, price volatility. We and Nabors believe that any prolonged reduction in oil and gas prices would depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for our and Nabors' services and could have a material adverse effect on our and Nabors' revenues, cash flows and profitability. Lower oil and gas prices could also cause our and Nabors' customers to seek to terminate, renegotiate or fail to honor our and Nabors' drilling contracts; affect the fair market value of our and Nabors' rig fleet which in turn could trigger a writedown for accounting purposes; affect our and Nabors' ability to retain skilled rig personnel; and affect our and Nabors' ability to obtain access to capital to finance and grow our and Nabors' businesses. There can be no assurances as to the future level of demand for our and Nabors' services or future conditions in the oil and gas and oilfield services industries.

  OUR COMPANY AND NABORS OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH EXCESS DRILLING CAPACITY, WHICH MAY ADVERSELY AFFECT OUR AND NABORS' RESULTS OF OPERATIONS.

     The oilfield services industry in which we and Nabors operate is very competitive. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling, workover and well-servicing rigs can be moved from one region to another in response to changes in levels of activity and provided market conditions warrant, which may result in an oversupply of rigs in an area. In many markets in which we and Nabors operate, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in price competition. The land drilling market generally is more competitive than the offshore drilling market because there are larger numbers of rigs and competitors.

     Certain competitors are present in more than one of the regions in which we and Nabors operate, although no one competitor operates in all of these areas. In the U.S. Lower 48 states, there are several hundred competitors with smaller national, regional or local rig operations. In the Alaska market, we and

Nabors have two principal competitors. In Canada and offshore, we and Nabors compete with several firms of varying size, many of which have more significant operations in those areas than the Company and Nabors. Internationally, we and Nabors compete directly with various competitors at each location where the Company and Nabors operate. We and Nabors believe that the market for land drilling and workover contracts will continue to be competitive for the foreseeable future. Although we and Nabors believe that both we and Nabors have a strong competitive position in the domestic land drilling, workover and well-servicing sector, certain of our and Nabors' competitors internationally and offshore may be better positioned in certain markets, allowing them to compete more effectively.

  THE NATURE OF OUR AND NABORS' OPERATIONS PRESENTS INHERENT RISKS OF LOSS THAT, IF NOT INSURED OR INDEMNIFIED AGAINST, COULD ADVERSELY AFFECT OUR AND NABORS' RESULTS OF OPERATIONS.

     Our and Nabors' operations are subject to many hazards inherent in the drilling, workover and well-servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather or natural disasters. Any of these hazards could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Our and Nabors' offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision, damage from heavy weather or sea conditions and unsound ocean bottom conditions. In addition, our and Nabors' international operations are subject to risks of war, civil disturbances or other political events. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we and Nabors seek to obtain indemnification from our respective customers by contract for certain of these risks. To the extent that we and Nabors are unable to transfer such risks to customers by contract or indemnification agreements, we and Nabors seek protection through insurance. However, there is no assurance that such insurance or indemnification agreements will adequately protect us and Nabors against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer or insurer to meet its indemnification or insurance obligations, could result in substantial losses. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance prohibitive. This is particularly of concern in the wake of the September 11 terrorist attacks, which adversely affected an already tightening insurance market. It is likely that, in our and Nabors' upcoming insurance renewals, our and Nabors' premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past (as is expected to be the case for terrorism coverage, for example). Moreover, our and Nabors' insurance coverage generally provides that we and Nabors assume a portion of the risk in the form of an insurance coverage deductible. We and Nabors expect that we may choose to increase the levels of deductibles (and thus assume a greater degree of risk) from time to time in order to minimize the effect of insurance premium increases.

  THE PROFITABILITY OF OUR AND NABORS' INTERNATIONAL OPERATIONS COULD BE ADVERSELY AFFECTED BY WAR, CIVIL DISTURBANCE OR POLITICAL OR ECONOMIC TURMOIL.

     Our Company and Nabors derive a significant portion of business from international markets, including major operations in Canada, the Middle East, Asia and South and Central America. These operations are subject to various risks, including the risk of war, civil disturbances and governmental activities, that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In certain countries, our and Nabors' operations may be subject to the additional risk of fluctuating currency values and exchange controls. In the international markets in which we and Nabors operate, we and Nabors are subject to various laws and regulations that govern the operation and taxation of our and Nabors' businesses and the import and export of our and Nabors' equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain.

  PROPOSED TAX LEGISLATION COULD ELIMINATE THE BENEFITS OF THE REORGANIZATION.

     Various bills have been introduced in Congress that would retroactively eliminate the tax benefits associated with the Company's reorganization under a Bermuda holding company that was completed in June 2002. However, no such legislation passed the U.S. Congress in its session ending during 2002. Because Nabors cannot predict whether any such legislation ultimately will be adopted, no assurances can be given that the tax benefits associated with the reorganization ultimately will accrue to the benefit of Nabors and its shareholders. If legislation is enacted that retroactively eliminates the benefit of the reorganization, Nabors' net operating loss carryforward for U.S. tax purposes would be reduced significantly and Nabors' effective tax rate in future periods could be increased significantly.

  NONCOMPLIANCE WITH GOVERNMENTAL REGULATION OR EXPOSURE TO ENVIRONMENTAL LIABILITIES COULD ADVERSELY AFFECT OUR AND NABORS' RESULTS OF OPERATIONS.

     The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations. Our and Nabors' cost of compliance with these laws and regulations may be substantial. For example, federal law imposes specific design and operational standards on rigs and platforms. Failure to comply with these requirements could subject us and Nabors to substantial civil and criminal penalties as well as potential court injunctions. In addition, federal law imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from such spills. As an owner and operator of onshore and offshore rigs and transportation equipment, we and Nabors may be deemed to be responsible parties under federal law. In addition, our and Nabors' well-servicing, workover and production services operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Our and Nabors' operations and facilities are subject to numerous state and federal environmental laws, rules and regulations, including, without limitation, laws concerning the containment and disposal of hazardous substances, oilfield waste and other waste materials, the use of underground storage tanks and the use of underground injection wells. We and Nabors generally require customers to contractually assume responsibility for compliance with environmental regulations. However, we and Nabors are not always successful in allocating to customers all of these risks nor is there any assurance that the customer will be financially able to bear those risks assumed.

     Our Company and Nabors employ personnel responsible for monitoring environmental compliance and arranging for remedial actions that may be required from time to time and also use outside experts to advise on and assist with its environmental compliance efforts. Costs that we and Nabors incur to investigate and remediate contaminated sites are expensed unless the remediation extends the useful lives of assets employed at the site. Remediation costs that extend the useful lives of the assets are capitalized and amortized over the remaining useful lives of such assets. Liabilities are recorded when the need for environmental assessments and/or remedial efforts become known or probable and the cost can be reasonably estimated.

     Laws protecting the environment generally have become more stringent than in the past and are expected to continue to become more so. Violation of environmental laws and regulations can lead to the imposition of administrative, civil or criminal penalties, remedial operations, and in some cases injunctive relief. Such violations could also result in liabilities for personal injuries, property damage, and other costs and claims.

     Under the Comprehensive Environmental Response, Compensation and Liability Act, also known as CERCLA or Superfund, and related state laws and regulations, on certain classes of persons (including Nabors) liability can be imposed jointly on all responsible parties or separately on any responsible party, without regard to fault or the legality of the original conduct. Under CERCLA, such persons may be liable for the costs of cleaning up all hazardous substances that have been released into the environment and for damages to natural resources. In addition, it is not uncommon for the neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Company and Nabors have been notified of their possible responsibility with respect to the cleanup of a federal national priority list site and a state abandoned site, which were formerly operated by parties unrelated to us and Nabors as oilfield waste disposal facilities. In addition, we and Nabors have been named as a potentially responsible party with respect to the cleanup of three other sites, which were formerly operated by various parties unrelated to us and Nabors. We and Nabors believe that our respective cost to clean up each of these sites will be less than $100,000. Although at this time information regarding ours and Nabors' possible responsibility with respect to cleanup of the federal national priority list site and the state abandoned site has not been fully developed and it is not feasible to predict such outcome with certainty, we and Nabors are of the opinion that their ultimate resolution should not have a material adverse effect on our or Nabors' financial statements or results of operations.

     Changes in federal and state environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on us and Nabors. For example, legislation has been proposed from time to time in Congress which would reclassify certain oil and natural gas production wastes as hazardous wastes, which would make the reclassified wastes subject to more stringent handling, disposal and clean-up requirements. If enacted, such legislation could dramatically increase operating costs for oil and natural gas companies and could reduce the market for our and Nabors' services by making many wells and/or oilfields uneconomical to operate.

     Nabors' operations of offshore support vessels is affected by certain U.S. governmental regulations. One of Nabors' wholly owned subsidiaries qualifies to own Nabors' offshore U.S. flag vessels. The subsidiary bareboat chartered the vessels for an original term of five years, subject to renewals, to an entity qualified as a U.S. citizen under applicable law. The law which permits this structure and the proposed regulations is controversial. If the Coast Guard were to change its interpretation of the proposed regulations or if the U.S. Congress were to change existing law, Nabors might not be permitted to own its offshore support vessels. Additionally, even under the existing law and proposed regulations, Nabors' continued ownership of the vessels is dependent upon the continuation of the bareboat charter, which could terminate for reason of default by either party during its term.

     The Oil Pollution Act of 1990, as amended, contains provisions specifying responsibility for removal costs and damages resulting from discharges of oil into navigable waters or onto the adjoining shorelines. Among other requirements, this law requires owners and operators of vessels over 300 gross tons displacement to provide the U.S. Coast Guard with evidence of financial responsibility to cover the costs of cleaning up oil spills from such vessels. Nabors believes it has provided satisfactory evidence of financial responsibility to the U.S. Coast Guard for all vessels over 300 tons. In addition, the Outer Continental Shelf Lands Act provides the federal government with broad discretion in regulating the leasing of offshore oil and gas production sites. Because Nabors' offshore support vessel operations rely on offshore oil and gas exploration and production, if the government were to exercise its authority under this law to restrict the availability of offshore oil and gas leases, such an action could have a material adverse effect on ours and Nabors' offshore support vessel operations.

  AS HOLDING COMPANIES, WE AND NABORS DEPEND ON OUR RESPECTIVE SUBSIDIARIES TO MEET OUR RESPECTIVE FINANCIAL OBLIGATIONS.

     As holding companies, we and Nabors have no significant assets other than the stock of our respective subsidiaries. In order to meet financial needs, we and Nabors rely exclusively on repayments of interest and principal on intercompany loans made by us and Nabors to our and Nabors' operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that our or Nabors' operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us or Nabors in respect of their intercompany loans. In addition, from time to time, our and Nabors' operating subsidiaries may enter into financing arrangements which may contractually restrict or prohibit such upstream payments to us and Nabors. There may also be adverse tax consequences associated with making dividend payments upstream.

  NABORS DOES NOT PAY DIVIDENDS.

     Nabors has not paid any cash dividends on its common shares since 1982. Nabors does not anticipate that it will pay any cash dividends on common shares in the foreseeable future.

  BECAUSE NABORS' OPTION, WARRANT AND CONVERTIBLE SECURITIES HOLDERS HAVE A CONSIDERABLE NUMBER OF COMMON SHARES AVAILABLE FOR ISSUANCE AND RESALE, SIGNIFICANT ISSUANCES OR RESALES IN THE FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF NABORS' COMMON SHARES.

     As of August 4, 2003, there were 400,000,000 authorized Nabors' common shares, of which 146,470,489 shares were outstanding. In addition, 33,353,257 Nabors' common shares were reserved for issuance pursuant to option and employee benefit plans and 8,490,815 (excluding shares issuable upon exchange or repurchase of the notes) and 18,476,525 (including shares issuable upon exchange or repurchase of the notes) shares were reserved for issuance upon conversion or repurchase of outstanding zero coupon convertible debentures (and the notes). In addition, in connection with Nabors' Enserco and Ryan acquisitions, up to 423,193 Nabors' common shares could be issuable on exchange of the shares of Nabors Exchangeco (Canada) Inc. Nabors also may sell up to $700 million of securities of various types in connection with a shelf registration statement declared effective on January 16, 2003 by the Securities and Exchange Commission. The sale, or availability for sale, of substantial amounts of Nabors' common shares in the public market, whether directly by Nabors or resulting from the exercise of warrants or options (and, where applicable, sales pursuant to Rule 144) or the conversion into, or repurchase of, debentures using common shares, would be dilutive to existing securityholders, could adversely affect the prevailing market price of Nabors' common shares and could impair Nabors' ability to raise additional capital through the sale of equity securities.

     Nabors is not restricted from issuing additional common shares during the life of the notes and, in doing so, has no obligation to consider your interests as a holder of notes for any reason. If Nabors issues additional common shares, it may materially and adversely affect the price of Nabors' common shares and, in turn, the price of the notes.

  PROVISIONS OF NABORS' ORGANIZATIONAL DOCUMENTS MAY DETER A CHANGE OF CONTROL TRANSACTION AND DECREASE THE LIKELIHOOD OF A SHAREHOLDER RECEIVING A CHANGE OF CONTROL PREMIUM.

     Nabors' board of directors is divided into three classes, with each class serving a staggered three year term. In addition, Nabors' board of directors has the authority to issue a significant amount of common shares and up to 25,000,000 preferred shares (of which one preferred share is issued and outstanding) and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of the preferred shares, in each case without further vote or action by the holders of the common shares. Although Nabors has no present plans to issue additional preferred shares, the classified board and Nabors' board's ability to issue additional preferred shares may discourage, delay or prevent changes in control of Nabors that are not supported by Nabors' board, thereby possibly preventing certain of Nabors' shareholders from realizing a possible premium on their shares.

  NABORS AND ITS SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING, WHICH COULD AFFECT NABORS' FINANCIAL POSITION AND PREVENT IT FROM FULFILLING ITS OBLIGATIONS.

     Nabors and its subsidiaries had approximately $2.3 billion in debt outstanding at June 30, 2003, resulting in a funded debt to capital ratio of 0.49:1 and a net funded debt to capital ratio of 0.26:1 as of June 30, 2003. The funded debt to capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders' equity. The net funded debt to capital ratio nets cash and cash equivalents and marketable securities against funded debt. This ratio is calculated by dividing net funded debt by net funded dept plus capital. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

     Nabors and its subsidiaries may still be able to incur substantially more debt. The terms of the indenture governing the notes and the agreements governing Nabors' and its subsidiaries' other indebtedness permit additional borrowings and any such borrowings may be senior in right of payment to the notes and the related guarantees. Nabors and its subsidiaries incurrence of additional debt could further exacerbate the risks described in this prospectus.

RISKS RELATED TO THE OFFERING

  THE MARKET PRICE OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET PRICE OF NABORS' COMMON SHARES.

     We expect that the market price of the notes will be significantly affected by the market price of Nabors' common shares. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of Nabors' common shares will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

     - quarterly fluctuations in Nabors' operating and financial results,

     - changes in financial estimates and recommendations by financial analysts,

     - changes in the ratings of the notes or our other securities or securities of Nabors,

     - developments related to litigation or regulatory proceedings involving us or Nabors,

     - fluctuations in the stock price and operating results of Nabors' competitors,

     - dispositions, acquisitions and financings, and

     - general conditions in the industries in which Nabors operates.

     In addition, the stock markets in general, including the American Stock Exchange, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and Nabors' common shares.

  WE CANNOT ASSURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     There is no established trading market for the notes and the notes will not be listed on any securities exchange. Although the notes are currently traded on PORTAL, there can be no assurance as to: (1) the liquidity of any market for the notes, (2) the ability of the holders to sell their notes, or (3) the prices at which holders of the notes would be able to sell their notes. The notes could trade at prices higher or lower than their initial purchase prices depending on many factors. Under the registration rights agreement, we and Nabors are required to use reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC, we and Nabors cannot assure you that an active trading market for the notes will develop. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

     On June 15, 2008, June 15, 2013 and June 15, 2018, holders of the notes may require us to purchase their notes for cash. In addition, holders of the notes also may require us to purchase their notes upon a Fundamental Change as described under "Description of Notes -- Redemption at the Option of the Holder Upon a Fundamental Change." If we are required to repurchase the notes (except upon a Fundamental Change), we will have the right to deliver, in lieu of cash, common shares of our parent company, Nabors, or a combination of cash and such common shares. A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the notes tendered by holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

  YOU ARE URGED TO CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXCHANGE OF THE NOTES.

     We and each holder agreed in the indenture to treat the notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the notes should be treated differently. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income gain or loss upon exchange of the notes into Nabors' common shares, and/or might recognize capital gain or loss upon a taxable disposition of the notes. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we could borrow in a noncontingent, nonconvertible borrowing, even though the note will have no stated rate of interest. A U.S. holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, under the U.S. federal income tax laws, a U.S. holder will recognize ordinary income, if any, upon a sale, exchange, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of an exchange, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and the common shares issuable upon exchange of the notes. For more information, see "Certain Material United States Federal Income Tax Considerations."

  ALTHOUGH THE NOTES ARE DESIGNATED AS "SENIOR," YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES AND THE GUARANTEE IS UNSECURED AND WILL BE EFFECTIVELY SUBORDINATED TO ANY EXISTING AND FUTURE SECURED DEBT OF THE COMPANY TO THE EXTENT OF THE VALUE OF THE COLLATERAL THEREFOR AND THE NOTES AND GUARANTEE WILL BE EFFECTIVELY SUBORDINATE TO EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF OUR AND NABORS' SUBSIDIARIES.

     The notes are general senior unsecured obligations and therefore will be effectively subordinated in right of payment to our existing or future secured indebtedness and Nabors' guarantee is effectively subordinated in right of payment to the claims of existing and future secured creditors of Nabors, in each case, to the extent of the collateral therefor. If we default on the notes, become bankrupt, liquidate or reorganize, any secured creditors could use their collateral to satisfy their secured indebtedness before you would receive any payment on the notes. If the value of such collateral is not sufficient to pay any secured indebtedness in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us which rank equally with the notes. The guarantee of the notes will have a similar ranking as with respect to secured indebtedness of Nabors as the notes do with respect to our secured indebtedness.

     In addition, we derive substantially all our income from, and hold substantially all our assets through, our subsidiaries. As a result, we and Nabors will depend on distributions from our subsidiaries in order to meet our payment obligations under any debt securities, including the notes and the guarantee and our other obligations. Accordingly, our and Nabors' rights to receive any assets of any subsidiary, and therefore the right of our and Nabors' creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of June 30, 2003, our and Nabors' subsidiaries had approximately $2.3 billion of indebtedness, excluding intercompany indebtedness.

  IF YOU HOLD NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO NABORS' COMMON SHARES, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO NABORS' COMMON SHARES.

     If you hold notes, you will not be entitled to any rights with respect to Nabors' common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on Nabors' common shares), but you will be subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver common shares to you upon exchange or repurchase of your notes and in limited cases under the exchange rate adjustments of the notes. For example, in the event that an amendment is proposed to Nabors' memorandum of association or bye-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of Nabors' common shares.

  THE CONDITIONAL EXCHANGE FEATURE OF THE NOTES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON SHARES INTO WHICH A NOTE IS EXCHANGEABLE.

     The notes are exchangeable into Nabors' common shares only if specified conditions are met. If the specific conditions for exchange are not met, you will not be able to exchange your notes, and you may not be able to receive the value of the common shares into which the notes would otherwise be exchangeable.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements. We typically use words such as "anticipate," "believe," "plan," "expect," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions to identify forward-looking statements. You are cautioned that actual results could differ materially from those anticipated in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of us or our management, are not guarantees of future performance and involve risks, uncertainties and assumptions about us and the industry in which we and Nabors operate, including, among other things:

     - fluctuations in worldwide prices and demand for oil and natural gas;

     - fluctuations in levels of natural gas and oil exploration and development activities;

     - fluctuations in the demand for contract drilling and workover services;

     - the existence of competitors, technological changes and developments in the oilfield services industry;

     - the existence of operating risks inherent in the oilfield services industry;

     - the existence of regulatory and legislative uncertainties;

     - outcomes of pending and future litigation;

     - the possibility of political instability, war or acts of terrorism in any of the countries in which we, Nabors or Nabors' other subsidiaries do or will do business;

     - the possibility of changes in tax laws;

     - changes in capital needs; and

     - general economic conditions.

     All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Nabors Delaware, prior to June 24, 2002, the effective date of the reorganization of Nabors Delaware under Nabors, a Bermuda company, and Nabors, after June 24, 2002, have calculated their ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations less undistributed earnings from unconsolidated affiliates (net of dividends) plus amortization of capitalized interest and fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The following table sets forth Nabors' ratio of earnings to fixed charges for each of the periods indicated:

                    NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                          SIX MONTHS
                                             ENDED
                                           JUNE 30,             YEAR ENDED DECEMBER 31,
                                         -------------   --------------------------------------
                                         2003    2002    2002    2001    2000    1999     1998
                                         -----   -----   -----   -----   -----   -----   ------
Ratio (earnings divided by fixed
  charges before adjustments)..........   2.67x   3.80x   2.90x   9.27x   6.50x   2.48x   11.60x

                                USE OF PROCEEDS

     When this prospectus is used by selling securityholders to resell their notes, neither we nor Nabors will receive any proceeds from the sale of the notes. When Nabors issues its common shares to holders of notes upon an exchange by us of such notes for Nabors' common shares or upon a repurchase by us of such notes with Nabors' common shares pursuant to this prospectus, neither we nor Nabors will receive any proceeds.

                              DESCRIPTION OF NOTES

     The notes were issued under an indenture dated as of June 10, 2003 among us, Nabors and Bank One, N.A., as trustee. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     We have summarized the material terms and provisions of the indenture in this section. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. We urge holders of the notes and common shares issuable upon exchange or repurchase thereof to read the indenture because it, and not this description, define each holder's rights as a holder of the notes. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

     References in this section to "we," "us," "our" or the "Company" are references solely to Nabors Industries, Inc. and not to its subsidiaries. References in this section to "Nabors" refer to Nabors Industries Ltd. and not to its subsidiaries.

GENERAL

     The notes are our unsecured obligations, ranking equal in right of payment with all of our other senior unsecured indebtedness. The notes were limited to $700,000,000 aggregate principal amount. The notes are scheduled to mature on June 15, 2023.

     There will be no periodic cash payments of interest on the notes, except as described under "-- Contingent Interest" and the notes will not accrete.

     The principal amount of each note is payable at the office or agency of the paying agent, initially the trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for this purpose. Notes may be presented for exchange into common shares of Nabors at the office of the exchange agent. Notes in certificated form may be presented for exchange for other notes or registration of transfer at the office of the registrar. Initially, the trustee will be the paying agent, the exchange agent and the registrar. We will not charge a service charge for any registration, transfer or exchange of notes. However, we may require the holder to pay for any tax, assessment or other governmental charge to be paid in connection with any registration, transfer or exchange of notes.

     Neither we, Nabors nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we, Nabors nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

     You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Nabors or us except to the extent described below under "-- Repurchase at the Option of the Holder Upon a Fundamental Change."

GUARANTEE

     Nabors has fully and unconditionally guaranteed the due and punctual payment of the principal of, additional amounts, if any, and contingent interest, if any, on the notes and any other obligations of ours under the notes when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if we are unable to satisfy these obligations. Nabors' guarantee of our obligations under the notes is its unsecured and unsubordinated obligation and has the same ranking with respect to Nabors' indebtedness as the notes have with respect to our indebtedness. The guarantee provides that, in the event of a default in payment by us on the notes, the holders of the notes may institute legal proceedings directly against Nabors to enforce its guarantee without first proceeding against us.

EXCHANGE OF NOTES

     You may exchange any of your notes, in whole or in part, into common shares of Nabors, prior to the close of business on the final maturity date of the notes (unless earlier redeemed or repurchased) and only under any of the following circumstances:

     - upon satisfaction of a sale price condition;

     - upon satisfaction of a trading price condition;

     - upon notice of redemption; or

     - upon specified corporate transactions,

     all as described below, provided that you may exchange your notes in part only if such part is $1,000 principal amount or an integral multiple of $1,000 principal amount.

EXCHANGE PROCEDURES

     The initial exchange rate for the notes is 14.2653 common shares of Nabors per $1,000 principal amount of notes. Nabors will not issue fractional common shares upon exchange of notes. Instead, we will pay cash in lieu of a fractional share based on the "sale price" (as defined under "-- Exchange Upon

Satisfaction of Sale Price Condition," below) of Nabors' common shares on the trading day prior to the exchange date. The exchange rate will be adjusted as described under "-- Adjustments to Exchange Rate" below. The "exchange price" as of any day will equal $1,000 divided by the exchange rate. The initial exchange price is equal to $70.10.

     To exchange your note into common shares you must:

     - complete and manually sign the exchange notice on the back of the note (or a facsimile of such exchange notice) and deliver it to the exchange agent;

     - surrender the note to the exchange agent;

     - if required, furnish appropriate endorsements and transfer documents;

     - pay any transfer or similar taxes; and

     - if required, pay funds equal to interest payable on the next contingent interest payment date.

     The date you comply with these requirements is the exchange date under the indenture.

     Upon exchange of notes, a holder will not receive any cash payment of contingent interest. Except as described in the immediately following paragraph, accrued but unpaid contingent interest, if any, attributable to the period from the most recent interest payment date to the exchange date will be deemed cancelled, extinguished or forfeited. Our delivery to the holder of the full number of Nabors' common shares into which the note is exchangeable and any cash payment of fractional shares (or cash or a combination of cash and Nabors' common shares in lieu thereof as described below) will be deemed to satisfy our obligation to pay:

     - the principal amount of the note; and

     - accrued but unpaid contingent interest, if any, and additional amounts, if any, attributable to the period from the most recent interest payment date to the exchange date.

     Notwithstanding the preceding paragraph, if the exchange date occurs after a record date but prior to the next succeeding contingent interest payment date, holders of notes at the close of business on the record date will receive any contingent interest payable on such notes on the corresponding contingent interest payment date notwithstanding the exchange. Such notes, upon surrender for exchange, must be accompanied by funds equal to the amount of contingent interest payable on the notes so exchanged; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and prior to the next contingent interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) only overdue contingent interest exists at the time of exchange with respect to such notes to the extent of such overdue contingent interest.

     In lieu of delivering Nabors' common shares upon notice of exchange of any notes (for all or any portion of such notes), we may elect to pay holders surrendering notes an amount in cash per note equal to the average of the sale prices of Nabors' common shares for the five trading days beginning on the trading date immediately following the date on which we notify the holders that we have elected to pay cash in lieu of delivering Nabors' common shares with respect to all or part of such exchanges, multiplied by the exchange rate in effect on that notification day, subject to adjustment upon the occurrence of the events described below; provided, that if the payment of cash is not permitted pursuant to the provisions of the indenture or otherwise, we will deliver Nabors' common shares (and cash in lieu of fractional shares) as described below. We will use reasonable efforts to notify, on the same business day as our receipt of an exchange notice (but in any event within one business day of our receipt of an exchange notice), the exchange agent for delivery to the holders of notes of our election to deliver Nabors' common shares or to pay cash in lieu of delivery of the common shares. If we elect to deliver all or a portion of such payment in Nabors' common shares, the shares will be delivered through the trustee no later than the seventh business day following the exchange date. If we elect to pay all of such payment in cash, the cash payment will be made to holders surrendering notes no later than the tenth business day following the applicable exchange date. If an event of default, as described under the caption entitled "-- Events of Default;

Notice and Waiver" below (other than a default in a cash payment upon exchange of the notes), has occurred or is continuing, we may not pay cash upon exchange of any notes (other than cash in lieu of fractional shares).

     Pursuant to the indenture, the date on which all of the requirements for delivery of the notes for exchange have been satisfied is the exchange date.

EXCHANGE UPON SATISFACTION OF SALE PRICE CONDITION

     A holder may surrender any of its notes for exchange into Nabors' common shares in any calendar quarter (and only during such calendar quarter) after the quarter ending September 30, 2003 if the sale price of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% or, with respect to all calendar quarters beginning on or after July 1, 2008, 110% of the applicable exchange price per share of the Nabors' common shares on such last trading day.

     The "sale price" of Nabors' common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which such common shares are traded or, if such common shares are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

     If Nabors' common shares are not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "sale price" will be the last quoted bid price for Nabors' common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

     If Nabors' common shares are not so quoted, the "sale price" will be the average of the mid-point of the last bid and asked prices for Nabors' common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     "Trading day" means a day during which trading in securities generally occurs on the American Stock Exchange or, if Nabors' common shares are not then listed on the American Stock Exchange, on the principal other national or regional securities exchange on which such common shares are then listed or, if such common shares are not then listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, if such common shares are not then quoted on Nasdaq, on the principal other market on which such common shares are then traded.

EXCHANGE UPON SATISFACTION OF TRADING PRICE CONDITION

     You may surrender your notes for exchange into Nabors' common shares at any time prior to maturity during the five business days immediately following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 95% of the product of the sale price of Nabors' common shares and the then applicable exchange rate; provided, however, you may not exchange your notes if the average closing sale price of the Nabors common shares for such ten consecutive trading-day period was between the then current exchange price on the notes and 120% thereof until June 15, 2008, and 110% thereafter, of the then current exchange price of the notes.

     The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 95% of the product of the sale price of Nabors' common shares and the then applicable exchange rate.

     In connection with any exchange upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 95% of the product of the sale price of Nabors' common shares and the then applicable exchange rate; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the sale price of Nabors' common shares and the then applicable exchange rate.

EXCHANGE UPON NOTICE OF REDEMPTION

     If we call any or all of the notes for redemption, holders may exchange notes into Nabors' common shares at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise exchangeable at such time. However, if a holder already has delivered a repurchase notice with respect to a note (described below under "-- Repurchase of Notes at the Option of the Holder"), then the holder may not surrender the note for exchange until the holder has withdrawn the repurchase notice in accordance with the indenture.

EXCHANGE UPON SPECIFIED CORPORATE TRANSACTIONS

     If Nabors elects to:

     - distribute to all holders of its common shares certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, common shares at less than the sale price of a common share on the trading day immediately preceding the declaration date of the distribution, or

     - distribute to all holders of its common shares its assets, debt securities or certain rights to purchase its securities, which distribution has a per share value as determined by its board of directors exceeding 15% of the sale price of a common share on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for exchange at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise exchangeable at such time. No holder may exercise this right to exchange if the holder otherwise may participate in the distribution without exchange. The ex-dividend date is the first date upon which a sale of the common shares does not automatically transfer the right to receive the relevant distribution from the seller of the common shares to its buyer.

     In addition, if Nabors is party to a consolidation, merger or binding share exchange pursuant to which its common shares would be exchanged into cash or property other than securities, a holder may surrender notes for exchange at any time from and after the date that is 15 days prior to the announced anticipated effective date of the transaction until 5 days after the actual effective date of such transaction. If Nabors engages in certain reclassifications of its common shares or is a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of its assets pursuant to which its common shares are exchanged into cash, securities or other property, then at the effective time of the transaction, the right to exchange a note into Nabors' common shares will be changed into a right to exchange a note into the kind and amount of cash, securities or other property that the holder would have received if the holder had exchanged its notes immediately prior to the applicable record date for such transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its notes as described below under "-- Repurchase at the Option of the Holder Upon a Fundamental Change."

ADJUSTMENTS TO EXCHANGE RATE

     The exchange rate is subject to adjustment under formulae as set forth in the indenture in certain events, including:

          (1) the issuance of Nabors' common shares as a dividend or distribution on the Nabors' common shares;

          (2) certain subdivisions and combinations of the Nabors' common shares;

          (3) the issuance to all holders of Nabors' common shares of certain rights or warrants to purchase common shares;

          (4) the distribution to all holders of Nabors' common shares of capital stock, other than Nabors' common shares, or evidences of Nabors' indebtedness or of assets. This includes securities other than Nabors' common shares, but excludes those rights, warrants, dividends and distributions referred to in clauses (1) and (3) above or paid in cash; and

          (5) distributions consisting of cash, excluding any quarterly cash dividend on the Nabors' common shares to the extent that the aggregate cash dividend per share of common shares in any quarter does not exceed the greater of:

        - the amount per Nabors' common share of the immediately preceding quarterly cash dividend on the Nabors' common shares to the extent that the preceding quarterly dividend did not require an adjustment of the exchange rate pursuant to this clause (5) (as adjusted to reflect subdivisions or combinations of the common shares); and

        - 4.5% of the average of the last reported sales price of the Nabors' common shares during the ten trading days immediately prior to the date of declaration of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of Nabors.

     If an adjustment is required to be made as set forth in clause (5) above as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to clause (5) above. If an adjustment is required to be made as set forth in clause (5) above as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution.

     The indenture provides that if Nabors implements a stockholders' rights plan, the rights plan must provide that upon exchange of the notes the holders will receive, in addition to the Nabors' common shares issuable upon exchange, the rights which would attach to the common shares issuable upon exchange, regardless of whether the rights have separated from the common shares at the time of exchange.

     No adjustment in the exchange rate will be required unless the adjustment would require a change of at least 1% in the rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

     Except as stated above, the exchange rate will not be adjusted for the issuance of Nabors' common shares or any securities exchangeable for Nabors' common shares or carrying the right to purchase any of the foregoing.

     In the case of either:

     - any reclassification of the Nabors' common shares, or

     - a consolidation or merger involving Nabors or a sale or conveyance to another corporation of the property and assets of Nabors as an entirety or substantially as an entirety,

     if holders of Nabors' common shares would be entitled to receive any form of consideration with respect to or in exchange for Nabors' common shares, the holders of the notes then outstanding would be entitled to exchange their notes into the kind and amount of consideration which they would have owned or been entitled to receive had their notes been exchanged immediately prior to the applicable transaction. This assumes that a holder of notes would not have exercised any rights of election as to the consideration receivable in connection with the transaction.

     In the event of a taxable distribution to holders of Nabors' common shares or in certain other circumstances requiring an adjustment to the exchange rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Nabors' common shares. See "Certain Material U.S. Federal Income Tax Considerations."

     Nabors from time to time may to the extent permitted by law increase the exchange rate by any amount for any period of at least 20 business days, if its board of directors has made a determination that the increase would be in its best interests. Subsequent to such increase, Nabors may from time to time lower the exchange rate to any rate that is not lower than the exchange rate that would have been applicable had such increase not occurred, if the board of directors has determined that the decrease would be in Nabors' best interests. For purposes of this paragraph, a determination by the board of directors will be conclusive. If Nabors increases or decreases the exchange rate, Nabors will give at least seven days' notice of the increase or decrease. Nabors may, at its option, make increases or decreases in the exchange rate, in addition to those described above, as the board of directors deems advisable to avoid or diminish any income tax to holders of common shares resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as a dividend, distribution or a right to acquire stock for income tax purposes. See "Certain Material U.S. Federal Income Tax Considerations."

CONTINGENT INTEREST

     We will pay contingent interest to the holders of notes during any six-month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of a note (as described under "Description of Notes -- Exchange of Notes -- Exchange Upon Satisfaction of Trading Price Condition") for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the note as of the day immediately preceding the first day of the applicable six-month interest period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

     During any period when contingent interest shall be payable, the contingent interest payable per note in respect of any six-month period will equal 0.185% of the principal amount of a note.

     Any contingent interest will be payable on the June 15 or December 15 immediately following the relevant six-month interest period to the persons in whose names the notes are registered at the close of business on the June 1 or December 1 immediately preceding the applicable contingent interest payment date, except that contingent interest payable upon redemption or repurchase will be paid to the person to whom principal is payable unless the redemption date or repurchase date is a contingent interest payment date. Contingent interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of any additional amounts and contingent interest, which shall initially be an office or agency of the trustee. We may pay contingent interest either:

     - by check mailed to your address as it appears in the note register, provided that, if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, if you so elect in writing, according to the immediately following bullet point; or

     - by wire transfer of immediately available funds to an account maintained by you in the United States.

     We will notify the holders of the notes and provide appropriate public notice upon a determination that they will be entitled to receive contingent interest during a six-month interest period.

REDEMPTION OF NOTES AT OUR OPTION

     We may not redeem the notes prior to June 15, 2008. Beginning on June 15, 2008, we may redeem the notes for cash in whole or in part at any time, by giving by mail to holders of notes not less than 15 days' nor more than 60 days' notice of redemption prior to the redemption date for an amount in cash equal to
(1) the sum of the principal amount of notes to be redeemed and (2) any accrued and unpaid contingent interest, if any, and additional amounts owed, if any, on such notes to the date of redemption. At the same time, we will provide public notice of redemption through certain financial news services. The notes will be redeemable in multiples of $1,000 original principal amount. No sinking fund is provided for the notes. We may, upon at least 30 days' notice given to the holders of notes, on one or more occasions, elect to extend the period during which we cannot redeem the notes.

     If less than all of the outstanding notes held in certificated form are to be redeemed, the trustee will select the notes held in certificated form to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's certificated notes is selected for partial redemption and the holder exchanges a portion of its notes, the exchanged portion will be deemed to be the portion selected for redemption. Notes registered in the name of DTC or its nominee will be redeemed as described under "-- Form, Denomination and Registration -- Global Note; Book-Entry Form."

REPURCHASE AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

     "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all common shares of Nabors or any successor thereto will be exchanged for, converted into, acquired for or constitute solely the right to receive any form of consideration which is not all or substantially all common shares listed, or, upon consummation of or immediately following such transaction or event, which will be listed, on a United States national securities exchange or approved for quotation on The NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

     If a Fundamental Change occurs at any time prior to June 15, 2023, each holder will have the right, at the holder's option, to require us to repurchase any or all of the holder's notes. The notes may be repurchased in multiples of $1,000 principal amount. We will repurchase the notes at a price equal to the principal amount plus any accrued and unpaid contingent interest, if any, and additional amounts owed, if any, to the repurchase date.

     On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. We also will deliver to the trustee a copy of the notice. To exercise the repurchase right, holders of notes must deliver, on or before the 30th day after the date of our notice of a Fundamental Change, the notes to be repurchased, duly endorsed for transfer, together with the form entitled "Option to Elect Repurchase Upon a Fundamental Change" on the reverse side of the notes duly completed, to us, or an agent designated by us.

     We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may then be applicable in connection with the repurchase of the notes in the event of a Fundamental Change.

     The repurchase rights of the holders of notes could discourage a potential acquiror of Nabors. The Fundamental Change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of Nabors by any means or part of a plan by management to adopt a series of anti-takeover provisions.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition or the financial condition of Nabors. In addition, holders may not be protected by the requirement that we offer to repurchase the notes upon a Fundamental Change in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Nabors.

     No notes may be repurchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under "-- Events of Default; Notice and Waiver" below. However, notes may be repurchased if the event of default is in the payment of the Fundamental Change purchase price with respect to the notes.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER

     On June 15, 2008, June 15, 2013 and June 15, 2018, we will be obligated to repurchase, at the option of the holder, all or any portion of the holder's notes. The purchase price payable in respect of a note will be equal to the principal amount plus any accrued and unpaid contingent interest and additional amounts owed, if any, to the repurchase date.

     We may elect to pay the purchase price payable, as of any repurchase date, in cash or Nabors' common shares or any combination of cash and such common shares.

     If we elect to pay the purchase price, in whole or in part, in Nabors' common shares, the number of shares to be delivered in respect of the portion of the purchase price to be paid in common shares will be equal to the portion of the purchase price divided by the Market Price of the Nabors' common shares. However, no fractional common shares will be delivered upon any repurchase by us of notes through the delivery of common shares in payment, in whole or in part, of the purchase price. Instead, we will pay cash based on the Market Price for all fractional shares of common shares.

     "Market Price" means the average of the sale prices of the Nabors' common shares for the five trading day period ending on the third business day prior to the applicable purchase date, if the third business day prior to the applicable purchase date is a trading day or, if it is not a trading day, then on the last trading day prior to such third business day, appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date of certain events that would result in an adjustment of the exchange rate under the indenture with respect to the Nabors' common shares. Because the Market Price of the Nabors' common shares is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the Nabors' common shares to be received from the date of determination of such Market Price to such purchase date. We may elect to pay the purchase price in Nabors' common shares only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     The holder's right to require us to repurchase notes is exercisable by delivery during the repurchase period of a written repurchase notice by the holder to the office of the paying agent. The paying agent will initially be the trustee. The repurchase period will begin at any time from the opening of business on the date that is 20 business days prior to the applicable repurchase date until the close of the business day on the applicable repurchase date. If the repurchase notice is withdrawn during the period, we will not be obligated to repurchase the notes. Our repurchase obligation will be subject to additional conditions set forth in the indenture.

     The repurchase notice will state:

          (1) the certificate numbers of the notes to be delivered by the holder for repurchase by us;

          (2) the portion of the principal amount of notes to be repurchased, which must be $1,000 or in multiples of $1,000;

          (3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture; and

          (4) in the event that we elect to pay the purchase price in Nabors' common shares but do not end up satisfying the conditions to payment and ultimately have to pay the holder in cash, whether the holder would choose:

        - to withdraw the repurchase notice as to some or all of the notes to which it relates; or

        - to receive cash in respect of the entire purchase price for all notes subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in clause (4) above, the holder will be deemed to have elected to receive cash for the entire purchase price for all notes subject to the repurchase notice. For a discussion of the tax treatment of a holder receiving cash or common shares pursuant to its election to tender its notes to us on a repurchase date, see the discussion under "Certain Material U.S. Federal Income Tax Considerations."

     Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal will state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to the repurchase notice.

     We will give notice not less than 20 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things:

     - whether we will pay the purchase price of the notes in cash or Nabors' common shares, or any combination of cash and such common shares. The notice will specify the percentage of each, and

     - if we elect to pay in Nabors' common shares, in whole or in part, the method of calculating the Market Price of the common shares.

     Upon determination of the actual number of Nabors' common shares in accordance with the foregoing provisions, we will give appropriate public notice.

     Our right to repurchase notes with Nabors' common shares is subject to the satisfaction of various conditions, including:

     - the registration of the common shares under the Securities Act, if required, and

     - compliance with other applicable federal and state securities laws, if any.

     If the conditions are not satisfied by a repurchase date, we will pay the purchase price of the notes to be purchased on the repurchase date entirely in cash. We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required under the Securities Exchange Act in connection with any offer by us to repurchase notes at the option of holders.

     Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the purchase price for the note will be made promptly following the later of the repurchase date or the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the repurchase date, then, on and after the date, the note will cease to be outstanding and contingent interest, if any, on the notes, will cease to accrue. This will be the case whether or not book-entry transfer of the note is made or the note is delivered to the paying agent, and all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery of the note.

     No notes may be repurchased at the option of the holder for cash if there has occurred, prior to, on or after the giving by the holders of the notes of the required repurchase notice, and is continuing an event of default described under "-- Events of Default; Notice and Waiver," other than a default in the payment of the purchase price with respect to the notes.

MERGERS AND SALES OF ASSETS

     The indenture provides that neither we nor Nabors will consolidate with or merge into any other person or convey, transfer or lease our or its properties and assets substantially as an entirety to another person, unless, among other items:

     - in our case, the resulting surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     - the successor person assumes all of our and/or Nabors' obligations, as applicable, under the notes and the indenture; and

     - neither we, Nabors nor the successor person will immediately thereafter be in default under the indenture.

     Upon the assumption of our and/or Nabors' obligations by a successor as described above, subject to certain exceptions, we and/or Nabors will be discharged from all obligations under the notes and the indenture. Certain of these transactions which would constitute a Fundamental Change would permit each holder to require us to repurchase their notes as described under "-- Repurchase at Option of the Holder Upon a Fundamental Change."

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The indenture provides that, if an event of default specified in the indenture has happened and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare due and payable:

     - the principal amount of the notes; plus

     - contingent interest on the notes and additional amounts, if any, accrued and unpaid to the date of the declaration; plus

     - any liquidated damages owing as described under "Registration Rights."

     In the case of certain events of bankruptcy or insolvency, the principal amount of the notes plus contingent interest, if any, and additional amounts, if any, on the notes, accrued and unpaid to the occurrence of the event, will automatically become and be immediately due and payable.

     Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences.

     Interest will accrue at the rate of 1.0% per annum and be payable on demand upon a default in the payment of any redemption price or purchase price and, after acceleration, of the principal amount and accrued and unpaid contingent interest, if any, to the extent that payment of the interest is legally enforceable. Contingent interest, if any, will cease to accrue after declaration of acceleration.

     Under the indenture, events of default are defined as:

          (1) default in payment of:

        - the principal amount (if the default continues for 10 days),

        - accrued contingent interest on the notes and additional amounts, if any (if the default continues for 30 days),

        - liquidated damages (if the default continues for 30 days),

        - redemption price (if the default continues for 10 days),

        - purchase price (if the default continues for 10 days), or

        - Fundamental Change purchase price (if the default continues for 10 days)

          with respect to any note when it becomes due and payable;

          (2) our failure for 20 days to deliver Nabors' common shares (including cash in lieu of fractional shares) or, if we elect, cash in lieu of Nabors' common shares, when Nabors' common shares or cash is required to be delivered following the exchange of a note;

          (3) our or Nabors' failure to comply with any of our or their other agreements in the notes or the indenture upon the receipt by us of notice of the default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure the default within 90 days after receipt by us of the notice;

          (4) certain events of our or Nabors' bankruptcy or insolvency; or

          (5) the failure to keep Nabors' full and unconditional guarantee in place.

     The trustee will give notice to holders of the notes of any continuing default known to the trustee within 90 days after the trustee becomes aware of such default; provided that, except in the case of a default as described in clause (1) above, the trustee may withhold notice if it determines in good faith that withholding the notice is in the interests of the holders.

     The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that the direction may not conflict with any law or the indenture and will be subject to certain other limitations. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities incurred by it in complying with the direction. No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless:

          (1) the holder will have previously given us and the trustee written notice of a continuing event of default;

          (2) the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

          (3) the holder or holders have offered to the trustee reasonable indemnity satisfactory to the trustee;

          (4) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

          (5) the trustee has failed to comply with the request within the 60-day period.

     However, the right of any holder:

          (1) to receive payment of:

        - the principal amount,

        - accrued contingent interest or additional amounts, if any, on the notes,

        - liquidated damages,

        - redemption price,

        - purchase price,

        - Fundamental Change purchase price,

        - and any overdue interest,

        in respect of the notes held by such holder, on or after the respective due dates of such payments;

          (2) to institute suit for the enforcement of any payments or exchange; or

          (3) to exchange notes,

          will not be impaired or adversely affected without the holder's consent.

     The holders of at least a majority in aggregate principal amount of the outstanding notes may waive an existing default and its consequences, other than:

     - any default in any payment on the notes;

     - any default with respect to the exchange rights of the notes; or

     - any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each note as described under "-- Modification."

     We will be required to furnish to the trustee annually a statement as to any default by us or Nabors in the performance and observance of our or Nabors' obligations under the indenture.

MODIFICATION

     Modification and amendment of the indenture or the notes may be effected by us, Nabors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. Notwithstanding the foregoing, no amendment may without the consent of each holder affected:

          (1) reduce the principal amount, redemption price or purchase price, or extend the stated maturity of any notes or alter the manner or rate of accrual of contingent interest or additional amounts or make any note payable in money or securities other than that stated in the notes;

          (2) make any change to the principal amount of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to amendments or waivers with respect to the payment of principal;

          (3) make any change that adversely affects the right to exchange any note or the right to require us to repurchase a note or the right to require us to repurchase a note upon a Fundamental Change; or

          (4) impair the right to institute suit for the enforcement of any payment with respect to, or exchange of, the notes.

     The indenture also provides for certain modifications of its terms without the consent of the holders.

PAYMENT OF ADDITIONAL AMOUNTS

     Unless otherwise required by Bermudan law, neither we nor Nabors will deduct or withhold from payments made with respect to the notes and the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in Bermuda having the power to tax. In the event that either we or Nabors is required to withhold or deduct on account of any Bermudan taxes due from any payment made under or with respect to the notes or the guarantee, as the case may be, we or Nabors, as the case may be, will pay additional amounts so that the net amount received by each holder of notes will equal the amount that the holder would have received if the Bermudan taxes had not been required to be withheld or deducted. The amounts that we or Nabors are required to pay to preserve the net amount receivable by the holders of the notes are referred to as "additional amounts."

     Also, additional amounts will not be payable with respect to a payment made to a holder of the notes to the extent:

     - that any Bermudan taxes would not have been so imposed but for the existence of any present or former connection between the holder and Bermuda other than the mere receipt of the payment, the acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes, the guarantee or the indenture;

     - of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the notes, except as described below or as otherwise provided in the indenture;

     - that any such Bermudan taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30-day period; or

     - that the holder would not be liable or subject to such withholding or deduction of Bermudan taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

      - the making of the declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

      - at least 60 days prior to the first payment date with respect to which we or Nabors shall apply this clause, we or Nabors shall have notified all holders of the notes in writing that they shall be required to provide this declaration or claim.

     We and Nabors will also:

     - withhold or deduct such Bermudan taxes as required;

     - remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

     - use reasonable efforts to obtain from each relevant taxing authority imposing the taxes certified copies of tax receipts evidencing the payment of any taxes deducted or withheld; and

     - upon request, make available to the holders of the notes, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or Nabors and, notwithstanding our or Nabors' efforts to obtain the receipts, if the same are not obtainable, other evidence of such payments.

     In addition, we or Nabors will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in Bermuda or the United States or any political subdivision or taxing authority of or in the foregoing with respect to the creation, issue, offering, enforcement, redemption or retirement of the notes or the guarantee.

     If payments with respect to the notes or the guarantee become subject generally to the taxing jurisdiction of any Territory or any political subdivision or taxing authority having power to tax, other than or in addition to any political subdivision or taxing authority in Bermuda having the power to tax, immediately upon becoming aware thereof we will notify the trustee of such event, and we or Nabors, as the case may be, will pay additional amounts in respect thereof on terms corresponding to the terms of the foregoing provisions of this "Payment of Additional Amounts" section with the substitution for (or, as the case may be, in addition to) the references herein to any political subdivisions or taxing authority in Bermuda having the power to tax with references to that other or additional Territory or any political subdivision or taxing authority having the power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. The term "Territory" means for this purpose any jurisdiction in which we or Nabors as the case may be, is incorporated or in which we or Nabors has our or its place of central management or central control.

FORM, DENOMINATION AND REGISTRATION

     The notes are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples of $1,000. We may not reissue a note that has matured or been exchanged, redeemed, repurchased by us at the option of a holder or otherwise canceled, except for the transfer, exchange or replacement of the note.

     Global Note; Book-Entry Form. The notes will be issued in the form of one or more global notes (collectively, the "global note"). The global note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Purchasers of the notes may hold their interests in the global note directly through DTC if the holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream"), and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     Persons who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below under "-- Certificated Notes," owners of beneficial interests in the global note will not be entitled to have certificates registered in their names. These owners will not receive or be entitled to receive physical delivery of certificates in definitive registered form and will not be considered the holders of the global note.

     Payment of the principal amount or the redemption price or the purchase price of notes represented by the global note will be made to Cede & Co., the nominee for DTC, as the registered owner of the global note. Payments will be made by wire transfer of immediately available funds on the payment date. We, Nabors, the trustee and any paying agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note. In addition, we, Nabors, the trustee and any paying agent will have no responsibility or liability for maintaining, supervising or reviewing any records relating to any beneficial ownership interests.

     We have been informed by DTC that, with respect to any payment of principal amount or the redemption price or the purchase price of notes represented by the global note, DTC's practice is to credit participants' accounts on the payment date. These payments will be in amounts proportionate to the participants' respective beneficial interests in the principal amount represented by the global note as shown on the records of DTC. DTC will not credit participants' accounts if DTC has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to owners of beneficial interests in the principal amount represented by the global note held through participants will be the responsibility of the participants. This is currently the case with securities held for the accounts of customers registered in street name.

     Because DTC can only act on behalf of participants who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing its interest.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of
Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede & Co., as nominee of DTC. If less than all of the notes are being redeemed, DTC will reduce the amount of interest of each participant in the notes in accordance with its procedures.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instruction to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions involving interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants.

     Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, Nabors, the trustee, or any registrar, paying agent or exchange agent under the indenture will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global note.

     Certificated Notes. Certificated notes may be issued in exchange for notes represented by the global note if no successor depositary is appointed by us as set forth under "-- Global Note; Book-Entry Form."

TAXATION OF NOTES

     See the description under "Certain Material U.S. Federal Income Tax Considerations" for a discussion of certain tax considerations relevant to a holder of notes.

REGISTRATION RIGHTS OF NOTEHOLDERS

     We and Nabors have entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the notes and the common shares issuable on exchange of the notes. Under this agreement, we have agreed, at our cost to:

     - use all reasonable best efforts to file the shelf registration statement of which this prospectus is a part with the Securities and Exchange Commission covering resales of the notes and the issuance by Nabors or, to the extent applicable, resale by the holders of the common shares issuable on exchange of the notes, on or prior to the 90th day after the first date of original issuance of the notes;

     - use all reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the notes; and

     - use all reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of (i) the date on which the notes and the common shares issuable upon their exchange may be sold by persons that are not affiliated with us or Nabors pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Securities and Exchange Commission under the Securities Act; (ii) the date as of which all the notes or the common shares issuable upon their exchange have been sold under Rule 144 under the Securities Act (or any similar provision then in force); (iii) the date as of which all the notes and the common shares issuable upon their exchange have been sold pursuant to the shelf registration statement; or
       (iv) all notes and common shares issuable upon exchange thereof cease to be outstanding.

     We and Nabors have the right to suspend the use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the Securities and Exchange Commission and similar events.

     If we and Nabors fail to file the shelf registration statement on or prior to the 90th day after original issuance of the notes or fail to use all reasonable efforts to cause the shelf registration statement to be declared effective within the next 90 days, or if, after the shelf registration statement has been declared effective, we and Nabors fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then, in each case, we and Nabors will pay liquidated damages to all holders of notes and to all holders of common shares issued on exchange, redemption or repurchase of the notes equal to 0.25% per annum of the principal amount of such notes and a comparable amount in the case of the common shares until such failure is cured. Liquidated damages will not accrue at a rate per annum in excess of 0.25%.

     A holder who elects to sell any securities pursuant to the shelf registration statement will be:

     - required to be named as a selling securityholder;

     - required to deliver a prospectus to purchasers;

     - subject to the civil liability provisions under the Securities Act in connection with any sales; and

     - bound by the provisions of the registration rights agreement including indemnification obligations.

     We refer to the notes (including the related guarantee) and the common shares issuable on exchange, redemption or repurchase of the notes as "registrable securities." Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver the questionnaire in the form of Annex A to the offering memorandum before the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of, the shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. See "Incorporation by Reference" for information on obtaining a copy of the registration rights agreement.

INFORMATION CONCERNING THE TRUSTEE

     Nabors has appointed Bank One, N.A., as trustee under the indenture, and as paying agent, exchange agent, registrar and custodian with regard to the notes. The trustee is one of a number of banks with which we, Nabors and our subsidiaries maintain ordinary banking relationships.

GOVERNING LAW

     The indenture, the notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN BERMUDA LAW MATTERS

     Bermuda has exchange controls which apply to residents in respect of the Bermudan dollar. As an exempt company, Nabors is considered to be nonresident for such controls, consequently, there are no Bermuda governmental restrictions on Nabors' ability to make transfers and carry out transactions in all other currencies, including currency of the United States.

     There is no reciprocal tax treaty between Bermuda and the United States regarding withholding taxes. Under existing Bermuda law, there is no Bermuda income or withholding tax on dividends, if any, paid by Nabors to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Nabors' common shares (other than by shareholders resident in Bermuda).

                      DESCRIPTION OF NABORS' SHARE CAPITAL

     Nabors' authorized share capital consists of 425,000,000 shares of capital stock of which 400,000,000 are common shares, par value US$0.001 per share, and 25,000,000 are preferred shares, par value US$0.001 per share. The following summary is qualified in its entirety by the provisions of Nabors' Memorandum of Association, dated December 10, 2001 and Nabors' Amended and Restated Bye-Laws adopted on June 24, 2002, which are both publicly available. See "Where You Can Find More Information." As of August 4, 2003, there were 146,470,489 Nabors' common shares outstanding and one Nabors' special voting preferred share, par value US$0.001 per share, outstanding. No other shares of any class or series were outstanding as of August 4, 2003.

COMMON SHARES

     Holders of Nabors' common shares are entitled to one vote on any question to be decided on a show of hands and one vote per common share on a poll on all matters submitted to a vote of the shareholders of Nabors. Except as specifically provided in Nabors' bye-laws or in The Companies Act 1981 (Bermuda), as amended (which we refer to as the Companies Act in this prospectus), any action to be taken by shareholders at any meeting at which a quorum is in attendance shall be decided by a majority of the issued shares present in person or represented by proxy and entitled to vote. There are no limitations imposed by Bermuda law or Nabors' bye-laws on the right of shareholders who are not Bermuda residents to hold or to vote their Nabors' common shares.

     Nabors' bye-laws do not provide for cumulative voting. A special meeting of shareholders may be called by Nabors' board of directors or as otherwise provided by the Companies Act and applicable law. Any action, except the removal of auditors and directors, required or permitted to be taken at any annual or special meeting of shareholders may be taken by unanimous resolution if the resolution is signed by each shareholder, or their proxy, entitled to vote on the matter.

     Holders of Nabors' common shares do not have a preemptive or preferential right to purchase any other securities of Nabors. Nabors' common shares have no sinking fund provision.

PREFERRED SHARES

     The board of directors of Nabors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series. Nabors' board of directors in authorizing such class or series may provide that any such class or series may be:

     - subject to redemption at the option of Nabors or the holders, or both, at such time or times and at such price or prices;

     - entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

     - entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Nabors; or

     - convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Nabors at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing that class or series of preferred shares.

     A series of preferred shares, consisting of one share, has been designated as a special voting preferred share, having a par value of US$0.001 per share and a liquidation preference of US$0.01. The special voting preferred share has been issued to Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement among Nabors, Nabors Exchangeco (Canada) Inc., a Canadian corporation and an indirect subsidiary of Nabors and such trustee. The special voting preferred share was issued in connection with Nabors' acquisition of Enserco Energy Services Company Inc. and Ryan Energy Technologies Inc., both Canadian corporations. Nabors Exchangeco shares are exchangeable for Nabors' common shares, at each holder's option, on a one-for-one basis and are listed on the Toronto Stock Exchange. Additionally, these exchangeable shares have essentially identical rights as Nabors' common shares, including but not limited to voting rights and the right to receive dividends, if any. Except as otherwise required by law, Nabors' memorandum of association or Nabors' bye-laws, the one special voting preferred share will possess a number of votes for the election of directors and on all other matters submitted to a vote of Nabors' shareholders equal to the number of outstanding exchangeable shares of Nabors Exchangeco from time to time not owned by Nabors or any entity controlled by Nabors. The holders of Nabors' common shares and the holder of the special voting preferred shares will vote together as a single class on all matters on which holders of Nabors' common shares are eligible to vote. In the event of Nabors' liquidation, dissolution or winding-up, all outstanding exchangeable shares will automatically be exchanged for Nabors' common shares, and the holder of the special voting preferred share will not be entitled to receive any assets available for distribution to Nabors' shareholders (other than the US$0.01 liquidation preference). The holder of the special voting preferred share will not be entitled to receive dividends. At such time as the one special voting preferred share has no votes attached to it because there are no exchangeable shares outstanding not owned by Nabors or an entity controlled by Nabors, the special voting preferred share will be redeemed by Nabors for an amount equal to US$0.01 and canceled.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Nabors' common shares is EquiServe.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NABORS' MEMORANDUM OF ASSOCIATION AND BYE-LAWS

     Nabors' bye-laws have provisions that could have an anti-takeover effect. In addition, Nabors' bye-laws include an "advance notice" provision which places time limitations on shareholders' nominations of directors and submission of proposals for consideration at an annual general meeting. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of Nabors.

     The bye-laws provide that Nabors' board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office prior to the expiration of their term only for cause by the affirmative vote of the holders of a majority of the voting power of Nabors on the relevant record date. The board of directors does not have the power to remove directors. As long as a quorum of directors remains and is present, vacancies on the board of directors may be filled by a majority vote of the remaining directors. Any general meeting can authorize the board of directors to fill any vacancy left unfilled at a general meeting. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The bye-laws also provide that the board of directors will consist of not less than five nor more than eighteen persons, the exact number to be set from time to time by the affirmative vote of a majority of the directors then in office. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

     The bye-laws of Nabors provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Companies Act.

     For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of the bye-laws the shareholder must have given timely notice thereof in proper written form to the Secretary of Nabors and satisfied all requirements under applicable rules promulgated by the SEC. To be timely for consideration at the annual general meeting, a shareholder's notice must be received by the Secretary at Nabors' principal executive offices and its registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, provided that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder's notice of his intention to make such nominations must be received in proper written form as specified in the bye-laws of Nabors by the Secretary of Nabors within the time limits described above.

     In addition, the Companies Act provides for a mechanism by which not less than 100 shareholders acting together or any number of shareholders representing not less than one twentieth of the voting power of a Bermuda company may properly propose a resolution for consideration at a general meeting of such company.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Nabors' common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written resolution of all holders of common shares. Under the bye-laws, special general meetings may be called at any time by the board of directors or when requisitioned by shareholders pursuant to the provisions of the Companies Act. The Companies Act currently permits shareholders holding not less than 10% of the paid up shares of a company entitled to vote at a general meeting to requisition a special general meeting.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any authorized and unissued shares on such terms and conditions as it may determine. For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Nabors' common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

                          PRICE RANGE OF COMMON SHARES

     Nabors' common shares are traded on the American Stock Exchange under the symbol "NBR." The following table sets forth, for the periods indicated, the high and low sale price per share of Nabors' common shares, since the reorganization of Nabors as a Bermuda company, and the high and low sale price per share of Nabors Delaware's common stock, prior to the reorganization, in each case on the American Stock Exchange.

                                                               HIGH       LOW
                                                              -------   -------
2001 -- NABORS DELAWARE
First Quarter...............................................  $ 62.88   $ 50.70
Second Quarter..............................................    61.25     37.20
Third Quarter...............................................    38.12     18.00
Fourth Quarter..............................................    36.15     19.76
2002 -- NABORS DELAWARE
First Quarter...............................................    43.00     26.98
Second Quarter (through June 25, 2002)......................    49.98     36.00
2002 -- NABORS
Second Quarter (from June 26, 2002 to June 30, 2002)........    36.99     35.13
Third Quarter...............................................    37.63     26.14
Fourth Quarter..............................................    39.30     29.79
2003 -- NABORS
First Quarter...............................................    42.60     32.20
Second Quarter..............................................    45.85     37.65
Third Quarter (through August 20, 2003).....................    40.15     33.87

     On August 20, 2003, the last sale price reported on the American Stock Exchange for Nabors' common shares was $39.50 per share.

                                DIVIDEND POLICY

     Nabors has not declared or paid any cash dividends on its common shares since 1982. Nabors does not intend to pay any cash dividends on its common shares for the foreseeable future.

           CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

GENERAL

     This is a summary of certain material United States federal income tax consequences relevant to holders of the notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with holders who hold the notes (and Nabors' common shares acquired upon exchange of the notes) as capital assets. The discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding the notes (or Nabors' common shares acquired upon exchange or repurchase of a note) in a tax-deferred or tax-advantaged account or persons holding the notes or Nabors' common shares as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "exchange" transaction for tax purposes.

     We do not address all of the tax consequences that may be relevant to an investor in the notes. In particular, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note),

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note),

     - the United States federal income tax consequences to holders whose functional currency is not the United States dollar, or

     - any state, local or foreign tax consequences of the purchase, ownership or disposition of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note).

     Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note) arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

     For purposes of the discussion that follows, a U.S. holder is a beneficial owner of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note) that for U.S. federal income tax purposes is:

     - an individual citizen or resident of the United States,

     - a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, or any political subdivision thereof,

     - an estate if its income is subject to United States federal income taxation regardless of its source, or

     - a trust (1) that is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     Except in the case of a partnership, a non-U.S. holder is a beneficial owner of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note) other than a U.S. holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes (or Nabors' common shares acquired upon exchange of a note), the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note) that is a partnership and partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of the notes (or Nabors' common shares acquired upon exchange or repurchase of a note).

     No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. The Internal Revenue Service (the "IRS") has recently issued a revenue ruling with respect to instruments similar to the notes. To the extent it addresses the issues, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences to the holders of the notes. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

     WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND NABORS' COMMON SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE NOTES

     We intend to treat the notes as indebtedness for United States federal income tax purposes and assume that the notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the "CPDI regulations"). Pursuant to the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as debt instruments that are subject to the CPDI regulations, and the remainder of this discussion assumes that the notes will be so treated.

     In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of Nabors' common shares received by such holder upon exchange as a contingent payment and to accrue interest with respect to the notes as original issue discount for United States federal income tax purposes according to the "noncontingent bond method," set forth in section 1.1275-4(b) of the CPDI regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by us. Notwithstanding the issuance of the recent revenue ruling referred to above, the application of the CPDI regulations to instruments such as the notes is uncertain in several respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate (and therefore recognize a greater or lesser amount of interest in any given year), might not recognize income, gain or loss upon exchange of the notes into Nabors' common shares, and might recognize capital gain or loss upon a taxable disposition of the notes. Holders should consult their tax advisors concerning the tax treatment of holding and disposing of the notes.

TREATMENT OF U.S. HOLDERS

  ACCRUAL OF INTEREST ON THE NOTES

     Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income on the notes, which we sometimes refer to as original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes (i.e., in excess of any contingent interest payments actually received in that year).

     The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

          (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period,

          (2) divided by the number of days in the accrual period, and

          (3) multiplied by the number of days during the accrual period that the U.S. holder held the notes.

     The notes' issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments (as defined below) previously made with respect to the notes.

     Unless certain conditions are met, the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a noncontingent, nonexchangeable, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the notes. We intend to take the position that the comparable yield for the notes is 5.53%, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could differ materially from the comparable yield provided by us. Moreover, the projected payment schedule could differ materially from the projected payment schedule provided by us.

     The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the exchange feature. In this connection, the fair market value of any Nabors' common shares (and cash, if any) received by a holder upon exchange will be treated as a contingent payment.

     The comparable yield and the schedule of projected payments will be set forth in the indenture. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to: Nabors Industries Ltd., 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados.

     THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

     Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code").

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

     If, during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of Nabors' common shares received upon exchange.

     If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) first reduce the U.S. holder's interest income on the notes for that taxable year and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A net negative adjustment is not subject to the 2-percent floor on miscellaneous itemized deductions. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes or will reduce the amount realized on the sale, exchange, repurchase by us at the holder's option, redemption or retirement of the notes.

  PURCHASES OF NOTES AT A PRICE OTHER THAN THE ADJUSTED ISSUE PRICE

     If a U.S. holder purchases a note for an amount that differs from the adjusted issue price of the notes at the time of the purchase, such holder will be required to accrue interest income on the note in accordance with the projected payment schedule based on the comparable yield even if market conditions have changed since the date of issuance. The normal rules for accruing bond premium, acquisition premium, and market discount will not apply; instead, a U.S. holder must reasonably determine whether the difference between the purchase price for a note and the adjusted issue price of such note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the notes, a change in interest rates since the notes were issued, or both, and allocate reasonably the difference according to such determination. To the extent that the difference between purchase price and adjusted issue price is attributable to a change in interest rates, it must be allocated reasonably to the daily portions of interest over the remaining term of the notes. To the extent that such difference is attributable to a change in expectations as to the contingent amounts payable in respect of the notes, it must be allocated reasonably to the contingent payments based on the projected payment schedule.

     If the purchase price of a note is less than its adjusted issue price, the amount of the difference is treated as a positive adjustment on the date the daily portion of interest accrues or the contingent payment is made (depending on how such difference was allocated, as discussed in the preceding paragraph). This positive adjustment will increase (a) the amount of interest (including with respect to contingent payments) that the U.S. holder otherwise would accrue and include in income each year or (b) the amount of ordinary income (or decrease the amount of ordinary loss) recognized upon redemption or maturity, or both. If the purchase price of a note is more than its adjusted issue price, the amount of the difference is treated as a negative adjustment on the date the daily portion of interest accrues or the contingent payment is made (depending on how such difference was allocated, as discussed above). This negative adjustment will decrease (a) the amount of interest (including with respect to contingent payments) that the U.S. holder must include in income each year or
(b) the amount of ordinary income (or increase the amount of ordinary loss) recognized upon redemption or maturity, or both. Any positive or negative adjustment that a U.S. holder is required to make during its holding period as a result of purchasing a note at a price other than the note's adjusted issue price will increase or decrease, respectively, such holder's tax basis in the note.

     Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their notes. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from a U.S. holder's purchase of a note at a price that differs from its adjusted issue price on the date of purchase.

     U.S. holders are urged to consult their tax advisors as to whether, and how, the adjustments should be made to the amounts reported on any Form 1099-OID.

  SALE, EXCHANGE, OR REDEMPTION OF THE NOTES

     Generally, the sale or exchange of a note, the repurchase of a note by us at the holder's option or the redemption or retirement of a note for cash will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common shares upon exchange as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of Nabors' common shares by a U.S. holder upon the exchange of a note as a contingent payment under the CPDI regulations. Under this treatment, exchange also would result in taxable gain or loss to the U.S. holder. As described above, holders will be deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

     The amount of gain or loss on a taxable sale, exchange, repurchase by us at the holder's option, redemption or retirement would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any Nabors' common shares received, and (b) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note will generally be equal to the U.S. holder's original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above), and decreased by the projected amount of any contingent payments that have been previously made in respect of the notes to the U.S. holder. Gain recognized upon a sale, exchange, repurchase by us at the holder's option, redemption or retirement of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     A U.S. holder's tax basis in Nabors' common shares received upon an exchange of a note will equal the then current fair market value of such common shares. The U.S. holder's holding period for the common shares received will commence on the day immediately following the date of exchange.

  CONSTRUCTIVE DIVIDENDS

     If at any time Nabors were to make a distribution of property to its shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the exchange rate of the notes were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes.

     For example, an increase in the exchange rate in the event of distributions of Nabors' evidences of indebtedness, or assets, or an increase in the event of an extraordinary cash dividend may result in deemed dividend treatment to holders of the notes, but, generally, an increase in the event of stock dividends or the distribution of rights to subscribe for common shares would not be so treated.

  ADDITIONAL PAYMENTS

     We may be required to make payments of additional amounts if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted by the registration rights agreement, as described under "Registration Rights." We intend to take the position for United States federal income tax purposes that any such additional payments should be taxable to U.S. holders as additional ordinary income when received or accrued, in accordance with their method of tax accounting. Our determination is binding on holders of the notes, unless they explicitly disclose that they are taking a different position to the IRS on their tax returns for the year during which they acquire the note. The IRS could take a contrary position from that described above, which could affect the timing and character of U.S. holders' income from the notes with respect to the payments of additional amounts.

     U.S. holders should consult their tax advisors concerning the appropriate tax treatment of the payment of any such additional amounts with respect to the notes.

  DIVIDENDS ON COMMON SHARES

     If, after a U.S. holder exchanges a note into Nabors' common shares or receives Nabors' common shares upon a repurchase of the notes by us, Nabors makes distributions on Nabors' common shares, the gross amount of any distribution of cash or property (other than certain distributions, if any, of common shares distributed pro rata to all of Nabors' shareholders) with respect to the common shares would be includible in income by a U.S. holder as dividend income to the extent such distributions are paid out of Nabors' current or accumulated earnings and profits as determined under United States federal income tax principles. An individual U.S. holder may be eligible for capital gains tax rates on the receipt of dividends. Dividends generally would not be eligible for the dividends received deduction generally allowed to U.S. holders that are corporations. To the extent, if any, that the amount of any distribution on common shares exceeds Nabors' current and accumulated earnings and profits as determined under United States federal income tax principles, such distributions will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common shares and thereafter as capital gain. Any such distributions in excess of the U.S. holder's tax basis in the common shares will generally be treated as capital gain. Nabors will maintain calculations of its earnings and profits under United States federal income tax principles.

     The amount of any distribution of property other than cash would be the fair market value of such property on the date of distribution.

     It is anticipated that only a portion of any dividends received by a U.S. holder with respect to Nabors' common shares would be treated as foreign source income for purposes of calculating such holder's foreign tax credit limitation. This is because it is anticipated that (1) United States persons will own a majority of

Nabors' common shares and (2) a portion of the income derived by us will be U.S. source income. To the extent that dividends distributed are treated as foreign source income, they generally would constitute passive income, or, in the case of certain U.S. holders, financial services income.

  SALE OF COMMON SHARES

     A U.S. holder generally will recognize capital gain or loss on a sale or exchange of Nabors' common shares. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the common shares, which will generally be the fair market value of the common shares at the time of the exchange. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the common shares. The gain or loss recognized by a U.S. holder on a sale or exchange of common shares will be long-term capital gain or loss if the holder's holding period for the common shares is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

TREATMENT OF NON-U.S. HOLDERS

  OWNERSHIP AND DISPOSITION OF THE NOTES

     All payments on the notes made to a non-U.S. holder, including interest payments, a payment in common shares pursuant to an exchange or repurchase, and any gain realized on a sale or exchange of the notes will be exempt from United States income and withholding tax provided that: (i) such non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of Nabors' shares entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (ii) the statement requirement described below has been fulfilled with respect to the beneficial owner, as discussed below and (iii) such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States (or in the case of an applicable tax treaty is attributable to the non-U.S. holder's permanent establishment in the United States). However, if a non-U.S. holder were deemed to have received a constructive dividend (see "-- Constructive Dividends" above), the non-U.S. holder will generally be subject to United States federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend (see "-- Ownership and Disposition of Common Shares" below).

     The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest or constructive dividends on the notes is effectively connected with the conduct of such trade or business (or in the case of an applicable tax treaty is attributable to the non-U.S. holder's permanent establishment in the United States), the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States federal income tax on interest, dividends, and on any gain realized on the sale, exchange, purchase by us at the holder's option, redemption or retirement of the notes in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  OWNERSHIP AND DISPOSITION OF COMMON SHARES

     As discussed above, if, after a non-U.S. holder exchanges a note into Nabors' common shares or receives Nabors' common shares upon a repurchase of the notes by us, Nabors makes distributions on Nabors' common shares, the distributions will constitute a foreign or U.S. source dividend for United States federal income tax purposes to the extent of Nabors' current or accumulated earnings and profits as determined under United States federal income tax principles.

     Except as described below, U.S. source dividends paid on common stock held by a non-U.S. holder will be subject to United States federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. If U.S. source dividends paid to a non-U.S. holder are effectively connected with the conduct of a United States trade or business by the non-U.S. holder and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, Nabors generally is not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder's conduct of a United States trade or business and are includible in the holder's gross income. Effectively connected U.S. source dividends will be subject to United States federal income tax on net income that applies to U.S. persons generally (and, with respect to a non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax).

     As a general matter, a non-U.S. holder will not be subject to United States federal income tax or withholding tax on foreign source dividends paid on the common shares, provided that such dividends are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States. Effectively connected foreign source dividends could, under certain circumstances, be subject to United States federal income tax on net income that applies to U.S. persons generally (and, with respect to a non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax).

     A non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or other taxable disposition of Nabors' common shares received upon exchange or repurchase of a note unless:

     - the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

     - the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States).

     - The holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     A non-corporate U.S. holder may be subject to United States federal backup withholding tax at the applicable statutory rate (currently 28%) with respect to payments of principal, premium, if any, and interest (including original issue discount and a payment in common shares pursuant to an exchange or repurchase of the notes) on the notes, the payments of dividends on Nabors' common shares, and the proceeds of dispositions of the notes or Nabors' common shares, if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States backup withholding certification requirements. A non-U.S. holder may be subject to United States backup withholding tax on payments on the notes or Nabors' common shares and the proceeds from a sale or other disposition of the notes or Nabors' common shares unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS. Payments on the notes and Nabors' common shares, as well as the proceeds from a sale or other disposition, may be subject to information reporting. Holders of the notes should consult their tax advisors concerning the application of the backup withholding and information reporting rules in their particular circumstances.

                            SELLING SECURITYHOLDERS

     We originally issued the notes to Citigroup Global Markets Inc. in a private placement on June 10, 2003. Selling securityholders may offer and sell any or all of the notes pursuant to this prospectus. When we refer to "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees and successors.

     The selling securityholders table below contains information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered using this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

     We have prepared the following tables based on information given to us by the selling securityholders named in the table on or before August 20, 2003. Information about the selling securityholders may change over time. Any change in this information will be set forth in prospectus supplements, if required.

     The selling securityholders may offer all or some of their notes from time to time, as a result, we cannot estimate the amount of the notes that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

     Generally, only selling securityholders identified in the selling securityholders table below who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus.

                         SELLING SECURITYHOLDERS TABLE

                                                            PRINCIPAL AMOUNT
                                                          AT MATURITY OF NOTES          PERCENTAGE OF
SELLING SECURITYHOLDER                               BENEFICIALLY OWNED AND OFFERED   OUTSTANDING NOTES
----------------------                               ------------------------------   -----------------
ABN AMRO Inc. .....................................           $ 36,499,000                   5.21%
Allstate Insurance Company.........................           $  1,500,000                      *
Amaranth L.L.C. ...................................           $ 18,480,000                   2.64%
Arbitex Master Fund, L.P. .........................           $ 27,000,000                   3.86%
Barclays Global Investors Diversified Alpha Plus
  Funds c/o Forest Investment Management L.L.C. ...           $    371,000                      *
Bear, Stearns & Co. Inc. ..........................           $ 10,000,000                   1.43%
Black Diamond Convertible Offshore LDC.............           $  3,322,000                      *
Black Diamond Offshore Ltd. .......................           $  1,846,000                      *
CALAMOS(R) Convertible Growth and Income Fund --
  CALAMOS(R) Investment Trust......................           $ 20,000,000                   2.86%
Citigroup Global Markets Inc.(1)...................           $ 69,500,000                   9.93%
CNH CA Master Account, L.P. .......................           $  1,000,000                      *
Credit Lyonnais Securities (USA) Inc...............           $  2,500,000                      *
Deephaven Domestic Convertible Trading Ltd. .......           $    986,000                      *
Deutsche Bank Securities Inc. .....................           $    200,000                      *
Double Black Diamond Offshore LDC..................           $  9,494,000                   1.36%
Dylan (IMA) Ltd. ..................................           $  5,000,000                      *
Forest Fulcrum Fund L.P. ..........................           $    763,000                      *

                                                            PRINCIPAL AMOUNT
                                                          AT MATURITY OF NOTES          PERCENTAGE OF
SELLING SECURITYHOLDER                               BENEFICIALLY OWNED AND OFFERED   OUTSTANDING NOTES
----------------------                               ------------------------------   -----------------
Forest Global Convertible Fund, Ltd., Class A-5....           $  4,147,000                      *
Forest Multi-Strategy Master Fund SPC, On behalf of
  its Multi-Strategy Segregated Portfolio..........           $  1,020,000                      *
Gaia Offshore Master Fund Ltd. ....................           $  8,800,000                   1.26%
GLG Market Neutral Fund............................           $ 20,000,000                   2.86%
Hamilton Multi-Strategy Master Fund, L.P. .........           $ 29,500,000                   4.21%
J.P. Morgan Securities Inc. .......................           $  5,000,000                      *
Jersey (IMA) Ltd. .................................           $  2,000,000                      *
KBC Convertible Arbitrage Fund.....................           $ 22,500,000                   3.21%
KBC Convertible Mac 28 Fund, Ltd. .................           $  9,000,000                   1.29%
KBC Multi-Strategy Arbitrage Fund..................           $  9,000,000                   1.29%
Laurel Ridge Capital, L.P. ........................           $  2,000,000                      *
LDG Limited........................................           $  2,056,000                      *
LibertyView Funds, L.P. ...........................           $  4,000,000                      *
LibertyView Global Volatility Fund, L.P............           $  4,000,000                      *
Lydian Overseas Partners Master Fund...............           $ 35,000,000                   5.00%
Lyxor/Forest Fund Limited c/o Forest Investment
  Management L.L.C. ...............................           $  2,028,000                      *
Lyxor/Gaia II Fund Ltd. ...........................           $  2,850,000                      *
Melody IAM, Ltd. ..................................           $  3,950,000                      *
Nomura Securities International, Inc. .............           $ 36,500,000                   5.21%
NORDINVEST Norddeutsche Investment -- Gesellschaft
  mbH..............................................           $  1,500,000                      *
Relay 11 Holdings Co. c/o Forest Investment
  Management L.L.C. ...............................           $    248,000                      *
Royal Bank of Canada...............................           $  2,000,000                      *
Silverback Master, Ltd. ...........................           $  7,000,000                   1.00%
Sphinx Convertible Arbitrage Fund SPC..............           $     14,000                      *
Sphinx Convertible Arbitrage SPC c/o Forest
  Investment Management L.L.C. ....................           $    135,000                      *
Sphinx Fund c/o TQA Investors, L.L.C. .............           $    382,000                      *
Sunrise Partners Limited Partnership ..............           $  7,520,000                   1.07%
Teachers Insurance and Annuity Association of
  America..........................................           $ 20,000,000                   2.86%
Topanga XI.........................................           $  2,850,000                      *
TQA Master Fund, Ltd. .............................           $ 15,150,000                   2.16%
TQA Master Plus Fund, Ltd. ........................           $ 11,477,000                   1.64%
UBS AG Credit Derivative...........................           $ 25,000,000                   3.57%
UBS AG London......................................           $  1,000,000                      *
UBS O'Connor LLC F/B/O O'Connor Global Convertible
  Arbitrage Master Ltd. ...........................           $  7,500,000                   1.07%
Univest Convertible Arbitrage Fund Ltd. c/o Forest
  Investment Management L.L.C. ....................           $    196,000                      *
White River Securities L.L.C. .....................           $ 10,000,000                   1.43%
Windmill Master Fund, L.P. ........................           $  5,000,000                      *
Worldwide Transactions Ltd. .......................           $    338,000                      *
Xavex Convertible Arbitrage 4 Fund c/o Forest
  Investment Management L.L.C. ....................           $    176,000                      *
XAVEX -- Convertible Arbitrage 7 Fund..............           $  1,600,000                      *
Zurich Institutional Benchmarks Master Fund, Ltd.
  c/o TQA Investors, L.L.C. .......................           $  1,824,000                      *

                                                            PRINCIPAL AMOUNT
                                                          AT MATURITY OF NOTES          PERCENTAGE OF
SELLING SECURITYHOLDER                               BENEFICIALLY OWNED AND OFFERED   OUTSTANDING NOTES
----------------------                               ------------------------------   -----------------
Zurich Institutional Benchmarks Master Fund Ltd.
  c/o Forest Investment Management L.L.C. .........           $    576,000                      *
Unnamed securityholders or any future transferees,
  pledges, donees or successors of or from any such
  unnamed securityholders..........................           $166,702,000                  23.81%
                                                              ------------                  -----
TOTAL..............................................           $700,000,000                    100%
                                                              ============                  =====

---------------

 *  Less than one percent (1%)

(1) Citigroup Global Markets Inc. and/or its affiliates have provided, and may in the future provide, investment banking services to Nabors and/or Nabors Delaware, including being the initial purchaser of the notes.

                        VOTING/INVESTMENT CONTROL TABLE

                                                                NATURAL PERSON OR PERSONS
SELLING SECURITYHOLDER                                       WITH VOTING OR DISPOSITIVE POWER
----------------------                                       --------------------------------
ABN AMRO Inc. ....................................                          +
Allstate Insurance Company........................                          +
Amaranth L.L.C. ..................................                          +
Arbitex Master Fund, L.P. ........................     Clark Hunt, Jonathan Bren and Ken Tananbaum
Barclays Global Investors Diversified Alpha Plus
  Funds c/o Forest Investment Management
  L.L.C. .........................................                   Michael A. Boyd
Bear, Stearns & Co. Inc. .........................                          +
Black Diamond Convertible Offshore LDC............                         +++
Black Diamond Offshore Ltd. ......................                         +++
CALAMOS(R) Convertible Growth and Income Fund --
  CALAMOS(R) Investment Trust.....................                     Nick Calamos
Citigroup Global Markets Inc......................                          +
CNH CA Master Account, L.P. ......................                          +
Credit Lyonnais Securities (USA) Inc..............                          +
Deephaven Domestic Convertible Trading Ltd. ......                          +
Deutsche Bank Securities Inc. ....................                   Thomas Sullivan
Double Black Diamond Offshore LDC.................                         +++
Dylan (IMA) Ltd. .................................                          +
Forest Fulcrum Fund L.P. .........................                   Michael A. Boyd
Forest Global Convertible Fund, Ltd., Class A-5...                   Michael A. Boyd
Forest Multi-Strategy Master Fund SPC, On behalf
  of its Multi-Strategy Segregated Portfolio......                   Michael A. Boyd
Gaia Offshore Master Fund Ltd.....................                          +
GLG Market Neutral Fund...........................                          +
Hamilton Multi-Strategy Master Fund, L.P. ........                   Michael G. Knot
J.P. Morgan Securities Inc. ......................                          +
Jersey (IMA) Ltd. ................................                          +
KBC Convertible Arbitrage Fund....................                     Andy Preston
KBC Convertible Mac 28 Fund, Ltd. ................                     Andy Preston
KBC Multi-Strategy Arbitrage Fund.................                     Andy Preston
Laurel Ridge Capital, L.P. .......................                          +
LDG Limited.......................................   Bart Torsoriero, Robert Butman, John Idone, Paul
                                                      Bucci, Matthew Tewlesbury, Ian Dickson, Andrew
                                                                           Kain
LibertyView Funds, L.P. ..........................                          +
LibertyView Global Volatility Fund, L.P. .........                          +

                                                                NATURAL PERSON OR PERSONS
SELLING SECURITYHOLDER                                       WITH VOTING OR DISPOSITIVE POWER
----------------------                                       --------------------------------
Lydian Overseas Partners Master Fund..............                          +
Lyxor/Forest Fund Limited c/o Forest Investment
  Management L.L.C. ..............................                   Michael A. Boyd
Lyxor/Gaia II Fund Ltd. ..........................                          +
Melody IAM, Ltd. .................................                     Andy Preston
Nomura Securities International, Inc. ............                    Robert Citrino
NORDINVEST Norddeutsche Investment -- Gesellschaft
  mbH.............................................                          +
Relay 11 Holdings Co. c/o Forest Investment
  Management L.L.C. ..............................                   Michael A. Boyd
Royal Bank of Canada..............................                          +
Silverback Master, Ltd............................                          +
Sphinx Convertible Arbitrage Fund SPC.............                          +
Sphinx Convertible Arbitrage SPC c/o Forest
  Investment Management L.L.C. ...................                   Michael A. Boyd
Sphinx Fund c/o TQA Investors, L.L.C. ............                          ++
Sunrise Partners Limited Partnership .............                  S. Donald Sussman
Teachers Insurance and Annuity Association of
  America.........................................                          +
Topanga XI........................................                          +
TQA Master Fund, Ltd. ............................                          ++
TQA Master Plus Fund, Ltd. .......................                          ++
UBS AG Credit Derivative..........................                          +
UBS AG London.....................................                          +
UBS O'Connor LLC F/B/O O'Connor Global Convertible
  Arbitrage Master Ltd. ..........................                          +
Univest Convertible Arbitrage Fund Ltd. c/o Forest
  Investment Management L.L.C. ...................                Terri Engelman Rhoads
White River Securities L.L.C......................                          +
Windmill Master Fund, L.P. .......................                          +
Worldwide Transactions Ltd. ......................                         +++
Xavex Convertible Arbitrage 4 Fund c/o Forest
  Investment Management L.L.C. ...................                   Michael A. Boyd
XAVEX -- Convertible Arbitrage 7 Fund.............                          ++
Zurich Institutional Benchmarks Master Fund, Ltd.
  c/o TQA Investors, L.L.C........................                          ++
Zurich Institutional Benchmarks Master Fund Ltd.
  c/o Forest Investment Management L.L.C. ........                   Michael A. Boyd

---------------

  + The securityholder has informed us that there is no natural person with voting or investment power over the respective notes.

 ++ The securityholder has informed us that TQA Investors, L.L.C. has voting or investment power over the respective notes.

+++ The securityholder has informed us that any authorized person at Carlson
    Capital L.P. is authorized to vote or exercise investment power over the respective notes.

                              PLAN OF DISTRIBUTION

     Neither we nor Nabors will receive any proceeds from the sale of the securities covered by this prospectus. The notes are being offered on behalf of the selling securityholders. The notes may be sold or distributed from time to time by the selling securityholders, or pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes are sold through brokers, dealers or underwriters the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the notes are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to the registration statement of which this prospectus is a part under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

     The sale of the notes may be effected in one or more of the following methods (which may involve block transactions):

     - on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services in the over-the-counter market;

     - through the writing of options, whether the options are listed on an option exchange or otherwise; or

     - through the settlement of short sales.

     In addition, any notes that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

     These transactions may include block transactions in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal in order to facilitate the transaction or crosses transactions in which the same broker acts as agent on both sides of the trade.

     In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the notes short and deliver the notes to close out such short positions, or loan or pledge the notes to broker-dealers that in turn may sell the notes. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes which may be resold thereafter pursuant to this prospectus if the notes are delivered by the selling securityholders. However, if the notes are to be delivered by the selling securityholder's successors in interest, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the successors in interest as selling securityholders under this prospectus. Each selling securityholder may not satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

     The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes to be sold under cover of this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to the registration statement of which this prospectus is a part under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the notes as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

     The selling securityholders and any broker-dealers who act in connection with the sale of notes hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions they receive and proceeds of any sale of notes may be deemed to be underwriting discounts and commissions under the Securities Act. If any selling securityholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. ABN AMRO Inc., Bear, Stearns & Co. Inc., Credit Lyonnais Securities (USA) Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Forest Fulcrum Fund L.P., JP Morgan Securities Inc., Nomura Securities International, Inc., UBS AG London and White River Securities LLC have informed us that they are registered broker-dealers, and as a result, they may be deemed to be underwriters in connection with the sale of the notes. Several of the selling securityholders are affiliates of registered broker-dealers, each of these selling securityholders have informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business and (2) at the time that the notes were purchased, such selling securityholder had no agreements or understandings, directly or indirectly, to distribute the notes.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and underlying Nabors' common shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and underlying Nabors' common shares to engage in market-making activities with respect to the particular notes and underlying Nabors' common shares being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and underlying Nabors' common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and underlying Nabors' common shares.

     The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the notes against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, any profits received on the resale of such notes, may be deemed to be underwriting discounts and commissions under the Securities Act, if any such broker-dealers purchase notes as principal.

     In addition, Nabors may use this prospectus to offer and sell Nabors' common shares to noteholders upon exchange by us or repurchase by us of the notes at the option of the holder when we elect to pay the purchase price in respect of the notes to be repurchased in Nabors' common shares. See "Description of Notes -- Repurchase of Notes at the Option of the Holder". Neither we nor Nabors has an agreement with any underwriter or other third party for the distribution of the common shares Nabors would offer in such event. In this event, Nabors would offer and sell Nabors' common shares through this prospectus and no commissions or other remunerations will be paid to any person for the exchange or repurchase of the notes.

     The notes were issued and sold in June 2003 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and Nabors have agreed to indemnify the initial purchaser, holders who have provided us with selling security
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holders questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchaser or the holders who have provided us with selling security holders questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling securityholders have agreed, severally and not jointly, to indemnify us and Nabors and each of our respective directors, officers and control persons for certain liabilities under the Securities Act or we and Nabors will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying Nabors' common shares other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the notes has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. and the validity of the underlying Nabors' common shares issuable upon exchange or repurchase of the notes and Nabors' guarantee has been passed upon for us and Nabors by Appleby, Spurling & Kempe.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited financial information of Nabors Industries Ltd. for the three-month periods ended March 31, 2003 and 2002, and six-month periods ended June 30, 2003 and 2002, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 29, 2003 and July 29, 2003, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     Nabors files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. We are not required to file such reports and materials with the Securities and Exchange Commission. You may read and copy materials that Nabors has filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

     Nabors' common shares are quoted on the American Stock Exchange under the symbol "NBR" and Nabors' Securities and Exchange Commission filings can also be read at: American Stock Exchange, 86 Trinity Place, New York, New York 10006.

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

     Nabors' Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov. Such filings are also available at Nabors' website at http://www.nabors.com. Website materials are not a part of this prospectus.

                           INCORPORATION BY REFERENCE

     We incorporate by reference into this prospectus the documents listed below and any future filings Nabors makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in
(1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

     - Nabors' Annual Report on Form 10-K filed on March 31, 2003, and the Form 10-K/A filed on April 30, 2003 for Nabors' fiscal year ended December 31, 2002;

     - Nabors' Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed by Nabors on May 12, 2003 and on Form 10-Q for the quarter ended June 30, 2003 filed by Nabors on August 8, 2003;

     - Nabors' Current Reports on Form 8-K filed on January 30, 2003, as amended by Form 8-K/A filed on January 31, 2003; February 21, 2003; February 25, 2003; June 3, 2003; and August 8, 2003; and

     - The description of Nabors' common shares contained in Nabors' Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed with the SEC on March 25, 2002, April 17, 2002, April 29, 2002, and May 10, 2002, respectively (Registration No. 333-76198).

     All documents subsequently filed by Nabors pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, after the date of this registration statement and prior to the effectiveness of this registration statement, shall be deemed to be incorporated herein by reference.

     We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Nabors at: 2nd Fl. International Trading Centre, Warrens, St. Michael, Barbados, Attention:
Investor Relations, or by telephoning us at (246) 421-9471.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (which we refer to as the Securities Act in this prospectus), covering the securities described in this prospectus. Any statement made in this prospectus concerning the contents of any agreement or other document is only a summary of the actual agreement or other document. If we have filed any agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding an agreement or other document is qualified in its entirety by reference to the actual document.

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